Filed Pursuant to Rule 424(b)(5)

Registration No. 333-140871

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
6% Convertible Senior Subordinated Notes due 2012	$115,000,000	100%	$115,000,000	$3,530.50
Common Stock, $0.01 par value	(3)			(3)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, Standard Pacific Corp. previously paid a registration fee of $107,829 with respect to securities that were previously registered pursuant to a registration statement on Form S-3 (SEC file no. 333-113724), initially filed on March 18, 2004. A registration fee in the amount of $65,190 remains unused. In accordance with Rule 457(p), the registration fee of $3,530.50 for this offering is offset by such unused registration fee, resulting in an unused registration fee of $61,659.50.

(3)	There is also registered hereby an indeterminate number of shares of common stock into which the notes may be converted. Pursuant to Rule 457(i), no separate registration fee is payable.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-140871

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 23, 2007)

$100,000,000 Standard Pacific Corp.

6% Convertible Senior Subordinated Notes due 2012

This is an offering by Standard Pacific Corp. of $100,000,000 aggregate principal amount of our 6% Convertible Senior Subordinated Notes due 2012. The notes will be guaranteed on a senior subordinated unsecured basis by our subsidiaries that have guaranteed our existing senior notes and senior subordinated notes.

The notes will be convertible, at your option, into shares of our common stock initially at a conversion rate of 114.2857 shares (equivalent to an initial conversion price of $8.75 per share), subject to adjustment as described in this prospectus supplement, at any time on or prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date, under the following circumstances: (1) during any calendar quarter commencing at any time after December 31, 2007 and only during such calendar quarter, if the last reported sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter is more than 130% of the applicable conversion price per share of common stock on the last day of such preceding calendar quarter; (2) during the five business day period after any 10 consecutive trading day period in which the trading price of a note for each day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such day; (3) if specified distributions to holders of our common stock are made or specified corporate transactions occur; and (4) at any time on or after August 1, 2012.

The initial conversion rate will be 114.2857 shares of our common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $8.75 per share of common stock. The conversion rate and thus the conversion price will be subject to adjustment in some events. In addition, we will increase the conversion rate under certain circumstances for a holder that elects to convert its notes in connection with a make-whole fundamental change as described in this prospectus supplement. Upon conversion, we will have the right to deliver shares of our common stock, cash or a combination of cash and shares of our common stock.

The notes will bear interest at a rate of 6.0% per year. Interest on the notes will be payable on April 1 and October 1 of each year, beginning on April 1, 2008. The notes will mature on October 1, 2012.

You may require us to repurchase all or a portion of your notes upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest.

The notes will be our and the subsidiary guarantors’ general senior subordinated obligations, ranking junior to the rights of creditors under our and the subsidiary guarantors’ existing and future senior debt, including borrowings under our revolving credit facility and term loans and our outstanding senior notes; equal with the rights of creditors under our and the subsidiary guarantors’ other unsecured senior subordinated debt, including our outstanding senior subordinated notes; and senior to the rights of creditors under our and the subsidiary guarantors’ debt, if any, expressly subordinated to the notes. The notes will also be effectively subordinated to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors.

Concurrently with this offering of notes, we are offering, by means of a separate prospectus supplement and accompanying prospectus, from time to time up to an aggregate of 7,839,809 shares of our common stock, which are being borrowed by an affiliate of Credit Suisse Securities (USA) LLC, an underwriter in this offering. We will not receive any proceeds from the borrowing of common stock by the affiliate of Credit Suisse Securities (USA) LLC, but we will receive from that affiliate a nominal lending fee for the use of those shares. See ‘‘Description of Share Lending Agreement.’’ This affiliate has informed us that it intends to use the short position created by the share loan to facilitate transactions by which investors in the notes offered hereby may hedge their investments in such notes.

Our common stock is listed on the New York Stock Exchange under the symbol “SPF.” On September 24, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $7.05 per share.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Investing in the notes and the underlying shares of common stock involves risks. See “ Risk Factors” beginning on page S-14.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Standard Pacific Corp.
Per Note	100.0%	3.0%	97.0%
Total	$100,000,000	$3,000,000	$97,000,000

(1)	Plus accrued interest, if any, from September 28, 2007

We have granted the underwriters an option to purchase, within a period of 13 days beginning with the date we first issue the notes, up to an additional $15,000,000 aggregate principal amount of notes solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the notes will be ready for delivery in book-entry form through The Depository Trust Company on or about September 28, 2007.

Joint Bookrunning Managers

Credit Suisse	Banc of America Securities LLC	JPMorgan

The date of this prospectus supplement is September 24, 2007

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

SUMMARY

The following summary contains information about us and the offering. It may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of Standard Pacific and the offering, we urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference, including our financial statements and the notes to those statements contained in such documents. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to Standard Pacific Corp., a Delaware corporation, and its predecessors and subsidiaries and the information in this prospectus supplement assumes that the underwriter does not exercise its over-allotment option to purchase additional notes.

The Company

We are a leading geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers. We have operations in major metropolitan markets in California, Florida, Arizona, Texas, the Carolinas, Colorado and Nevada and have built homes for more than 98,000 families during our 41-year history.

For the six months ended June 30, 2007, the percentages of our home deliveries by state (excluding deliveries by unconsolidated joint ventures) were:

State	Percentage of Deliveries
California	21%
Florida	20
Arizona	21
Texas	21
Carolinas	11
Colorado	5
Nevada	1

Total	100%

In addition to our core homebuilding operations, we also provide mortgage financing and title services to our homebuyers through our subsidiaries and joint ventures: Standard Pacific Mortgage, SPH Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title.

Current Market Conditions

During the first half of 2007, our operations continued to be impacted by the negative market conditions being experienced by the homebuilding industry generally. These conditions were brought about as a result of reduced housing affordability, higher interest rates for variable rate loans, a tightening of lending standards, a reduced availability of alternative mortgage products, growing levels of both new and existing housing inventory levels and weaker homebuyer confidence. This decline in demand has led to significant price reductions and incentives to move inventory which has eroded our margins and triggered asset impairments and land deposit write-offs. Based on the continued pressure on new home prices, the Company expects that its results of operations will continue to be impacted by these negative market conditions and that additional impairment charges will be taken in the 2007 third quarter.

As demand in our markets decreased and our volumes slowed during 2006, we implemented a plan to adjust our operating strategy, transitioning from a focus on growth and diversification to an emphasis on strengthening our balance sheet and improving our liquidity. In addition, our operating strategy was adjusted to focus on the following:

•	making necessary adjustments in our headcount and overhead structure to reduce the size of the organization to respond to lower volume levels in the near term;

•

continuing to reduce the level of investment in our homebuilding inventories, including a meaningful reduction in the allocation of capital to land acquisitions, and using available cash to reduce indebtedness;

•	carefully managing our speculative housing starts and the timing of our new community openings to better align production with sales; and

•	continuing to refine our pricing strategy to find the right balance between profitability, volume and cash flow generation.

We believe that these measures will result in the generation of positive cash flow in 2007 which will be used to reduce indebtedness and strengthen our financial position. During the first six months of 2007, we generated positive cash flows from operations of approximately $322.2 million (including $171.6 million from loan sales from our financial services subsidiary) which was used to pay down a portion of our consolidated debt. We believe that a stronger balance sheet will help reposition us for the eventual housing market recovery, including taking advantage of attractive land and market opportunities.

Recent Developments

Orders

Overall, our net new home orders for the first two months of the 2007 third quarter were up 20% from the year earlier period. Our cancellation rate for the 2007 two-month period was 33% compared to 51% in the year earlier period and 28% in the 2007 second quarter. While net orders were up year over year, last year’s third quarter order levels were down 58% compared to the 2005 third quarter. Orders were up nearly 100% in California for the July and August period versus the year earlier period. Orders were off 24% year over year in Florida, 5% in Texas and 13% in the Carolinas, while up 42% in Arizona. Despite the positive comparisons in some of our markets, our absolute sales absorption rates continue to reflect the difficult housing market conditions in most of our markets, which were exacerbated during the quarter by the further tightening of available mortgage credit for homebuyers. The Company’s cancellation rate in California was 32% for the first two months of the quarter compared to 57% during the same period last year and 27% in the 2007 second quarter. The Company’s Florida cancellation rate for July and August was flat year over year at around 53%, while it was down approximately 50% in Arizona to 33%.

Amendment of Our Revolving Credit Facility and Term Loans

We and our lenders, effective September 14, 2007, amended our revolving credit facility, $100 million Term Loan A, and $250 million Term Loan B to, among other things, provide the Company with additional operating flexibility under the Borrowing Base, Consolidated Tangible Net Worth, and Minimum Interest Coverage covenants contained in these facilities. In connection with relaxing these covenants, the Company also agreed to a tightening of the leverage covenant over time and a modest revision in pricing. In addition, the Company reduced the total commitment available under our revolving credit facility from $1.1 billion to $900 million and the outstanding principal amount of the Term Loan B from $250 million to $225 million, making the combined commitments under the facilities more consistent with the Company’s reduced capital needs.

Elimination of Cash Dividend

On September 14, 2007, our Board of Directors eliminated our quarterly cash dividend. This action will save the Company approximately $10 million per year. We intend to dedicate the cash that would have been used to pay dividends to reduce indebtedness.

Description of Concurrent Offering

Concurrently with the offering of the notes, we are offering from time to time up to an aggregate of 7,839,809 shares of our common stock by means of a separate prospectus supplement and accompanying prospectus. The shares will be loaned pursuant to a share lending agreement to an affiliate of Credit Suisse Securities (USA) LLC, or Credit Suisse, an underwriter in this offering, which affiliate we refer to as the “share borrower.” These shares are referred to in this prospectus supplement as the ‘‘borrowed shares.’’ The share borrower has informed us that it intends to use the short position created by the share loan to facilitate transactions by which investors in the notes may hedge their investments in such notes through short sales or privately negotiated transactions. The share borrower will sell the borrowed shares pursuant to our registration statement from time to time. Up to approximately 3,181,962 of the borrowed shares are expected to be offered on a delayed basis for this purpose. The share borrower will receive all of the proceeds from the sale of the borrowed shares pursuant to the share lending agreement and we will not receive any of those proceeds, but we will receive a nominal lending fee for the use of those shares from the share borrower. See ‘‘Description of Share Lending Agreement.’’ Because the share borrower must, on or about October 1, 2012, return to us all borrowed shares (or identical shares or, in certain circumstances, the cash value thereof), we believe that under U.S. generally accepted accounting principles the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

The delivery of the borrowed shares of common stock being offered pursuant to the share lending agreement is contingent on the closing of this offering. We expect that delivery of approximately 4,657,847 of the borrowed shares will be made concurrently with the closing of this offering.

Corporate Information

Our principal executive offices are located at 15326 Alton Parkway, Irvine, California 92618, and our telephone number is (949) 789-1600.

The Offering

The following summary contains basic information about the notes. It may not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement and the accompanying prospectus entitled “Description of Notes” and “Description of Securities.”

Issuer	Standard Pacific Corp.

Securities

$100,000,000 aggregate principal amount of 6% Convertible Senior Subordinated Notes due 2012, which we refer to herein as the notes. We will also grant the underwriters an option to purchase up to an additional $15,000,000 aggregate principal amount of notes solely to cover over-allotments.

Offering Price	Each note will be issued at a price of 100% of its principal amount plus accrued interest, if any, from September 28, 2007.

Maturity	October 1, 2012, unless earlier converted or repurchased by us at your option.

Interest Rate	6.0% per year. Interest will be payable in cash on April 1 and October 1 of each year, beginning on April 1, 2008.

All references to interest in this summary of the offering and the “Description of Notes” are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable (as described below under “Description of Notes—Failure to Comply with Reporting Obligations”).

Ranking

The notes will be our and the subsidiary guarantors’ general senior subordinated obligations and will not be secured by any collateral. Your right to payment under the notes will be junior to the rights of creditors under our and the subsidiary guarantors’ existing and future senior debt, including borrowings under our revolving credit facility and term loans and our outstanding senior notes; equal with the rights of creditors under our and the subsidiary guarantors’ other unsecured senior subordinated debt; and senior to the rights of creditors under our and the subsidiary guarantors’ debt, if any, expressly subordinated to the notes. The notes will also be subordinated to our obligations in respect of the existing and future borrowings of our joint ventures to the extent we become obligated to make payments under credit enhancements we provide relating to such borrowings.

At June 30, 2007, assuming we had completed this offering on such date and after giving effect to the application of the estimated net proceeds of this offering, we would have had $1,957.0 million of debt outstanding (including the notes, but excluding indebtedness relating to our mortgage banking operations and indebtedness relating to liabilities from inventories not owned), $1,707.7 million of which would have been senior to the notes and $149.3 million of which would have been pari passu.

The notes will also be effectively subordinated to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors. At June 30, 2007, the liabilities of our subsidiaries that are not subsidiary guarantors totaled approximately $60.1 million (excluding indebtedness relating to our mortgage banking operations).

Conversion Rights

You may convert your notes at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date, in multiples of at least $1,000 principal amount, under the following circumstances:

•

during any calendar quarter commencing at any time after December 31, 2007 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the applicable conversion price per share of common stock on the last trading day of such preceding calendar quarter;

•

during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price of notes per $1,000 principal amount of notes for each day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate;

•	if specified distributions to holders of our common stock are made or specified corporate transactions occur; or

•	at any time on or after August 1, 2012.

The notes will be convertible based on an initial conversion rate of 114.2857 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $8.75 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances, as described under “Description of Notes—Conversion Rate Adjustments.”

We will have the right to deliver shares of our common stock, cash or a combination of cash and shares of our common stock upon conversion. We will from time to time make an election with respect to the method we choose to satisfy our obligation upon conversion, which election shall be effective until we provide notice of an election of a different method of settlement. We may not elect a different method of settlement on or after the 35th scheduled trading day preceding the maturity date. We initially elect to settle our conversion obligation in shares of our common stock. We may at any time prior to the 35th scheduled trading day preceding the maturity date irrevocably elect to satisfy our conversion obligations through net share settlement as described under “Description of Notes—Conversion Procedures—Settlement upon Conversion—Our Right to Irrevocably Elect Net Share Settlement.”

Upon conversion, subject to certain exceptions, you will not receive any cash payment or shares representing accrued and unpaid interest, if any. We will not issue fractional shares of our common stock upon conversion of notes and the number of shares issuable upon conversion will be rounded down to the next lower whole number.

Adjustment to Conversion Rate upon Certain Corporate Transactions or Events that Constitute a Make-Whole Fundamental Change

If and only to the extent you elect to convert your notes in connection with a make-whole fundamental change as described in “Description of Notes—Conversion Rate Adjustments—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of Notes—Conversion Rate Adjustments—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” based on the effective date and the price paid per share of our common stock in such transaction or event.

Repurchase upon Fundamental Change

If we undergo a fundamental change as defined under “Description of Notes—Repurchase at the Option of the Holder upon a Fundamental Change”, you will have the option to require us to repurchase all or any portion of your notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but not including, the fundamental change repurchase date. We will pay cash for all notes so repurchased.

Guarantees	The notes will be guaranteed on a senior subordinated unsecured basis by our subsidiaries that have guaranteed our existing senior notes and senior subordinated notes.

Absence of a Public Market for the Notes

The notes will be a new issue of securities. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. We cannot assure you that any active or liquid market will develop for the notes. The underwriter has advised us that it currently intends to make a market in the notes. However, it is not obligated to do so, and it may discontinue any market making with respect to the notes without notice. See “Underwriting.”

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “SPF.”

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $96.6 million, or $111.2 million as adjusted for the exercise of the over-allotment option, after deducting fees and estimated expenses. We intend to apply approximately $9.1 million, or $10.5 million as adjusted for the exercise for the over-allotment option, of the net proceeds from the sale of the notes to pay the cost of the convertible note hedge transaction. We intend to use the remaining net proceeds to repay a portion of the outstanding indebtedness under our revolving credit facility. See “Use of Proceeds.”

Convertible Note Hedge Transaction

In connection with the offering of the notes, we expect to enter into one or more convertible note hedge transactions (together, the “convertible note hedge transaction”) with an affiliate or affiliates of one or more of the underwriters (together, the “hedge counterparty”), which is intended to reduce the potential dilution upon conversion of the notes. We intend to apply approximately $9.1 million, or $10.5 million as adjusted for the exercise of the over-allotment option, of the net proceeds from the sale of the notes to pay the cost of the convertible note hedge transaction.

In connection with establishing the initial hedge of the convertible note hedge transaction, the hedge counterparty or its affiliates expect to enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of the notes.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of the notes from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of the notes (including during any settlement period in respect of any conversion of the notes). The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could impact the price of our common stock and the value of the notes and, as a result, the value of the consideration and the number of shares, if any, that you would receive upon conversion of the notes and, under certain circumstances, your ability to convert the notes.

The convertible note hedge transaction is a separate transaction, entered into by us with the hedge counterparty and is not part of the terms of the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transaction.

For a discussion of the impact of any market or other activity by the hedge counterparty, or its affiliates, in connection with the convertible note hedge transaction, see “Risk Factors—Risks Related to the Notes and Our Common Stock—The convertible note hedge transaction may affect the value of the notes and our common stock,” “Convertible Note Hedge Transaction” and “Underwriting.”

Risk Factors

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in us set forth under “Risk Factors” in this prospectus supplement, the accompanying prospectus and those described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

Summary Consolidated Financial Information and Operating Data

The following summary consolidated financial information as of and for the three years in the period ended December 31, 2006 is derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the six months ended June 30, 2007 and 2006 is derived from our unaudited condensed consolidated financial statements.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	($ in thousands, except per share amounts)
Income Statement Data
Homebuilding:
Revenues	$1,393,169	$1,882,899	$3,939,121	$3,993,082	$3,341,600
Cost of sales	(1,422,299)	(1,351,029)	(3,217,423)	(2,908,422)	(2,525,797)

Gross margin	(29,130)	531,870	721,698	1,084,660	815,803

Selling, general and administrative expenses	(197,906)	(238,375)	(472,129)	(439,850)	(343,869)
Income (loss) from unconsolidated joint ventures	(80,714)	25,744	(3,791)	58,944	43,415
Other income (expense)	(29,896)	(12,502)	(60,720)	746	(6,203)

Homebuilding pretax income (loss)	(337,646)	306,737	185,058	704,500	509,146

Financial Services:
Revenues	9,679	9,793	24,866	17,359	11,597
Expenses	(8,330)	(9,112)	(19,438)	(13,901)	(11,066)
Income from unconsolidated joint ventures	532	1,041	1,911	2,252	2,491
Other income	480	651	1,336	604	448

Financial services pretax income	2,361	2,373	8,675	6,314	3,470

Income (loss) before taxes	(335,285)	309,110	193,733	710,814	512,616
(Provision) benefit for income taxes	128,575	(117,858)	(70,040)	(269,830)	(196,799)

Net income (loss)	$(206,710)	$191,252	$123,693	$440,984	$315,817

Earnings (loss) Per Share:
Basic	$(3.20)	$2.90	$1.90	$6.52	$4.69
Diluted	$(3.20)	$2.82	$1.85	$6.30	$4.54
Weighted Average Common Shares Outstanding:
Basic	64,649,621	66,046,723	65,187,469	67,621,717	67,374,432
Diluted	64,649,621	67,911,393	66,756,286	69,969,466	69,572,206

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Selected Operating Data (unaudited)
New homes delivered:
Southern California	470	977	2,060	1,993	2,141
Northern California	280	345	643	1,173	1,166

Total California	750	1,322	2,703	3,166	3,307

Arizona	748	634	1,633	2,014	1,676
Texas	747	1,006	1,967	1,162	561
Colorado	181	260	466	461	421
Nevada	16	—	—	—	—

Total Southwest	1,692	1,900	4,066	3,637	2,658

Florida	710	1,473	2,710	3,576	2,345
Carolinas	388	455	1,008	1,032	507

Total Southeast	1,098	1,928	3,718	4,608	2,852

Consolidated total	3,540	5,150	10,487	11,411	8,817

Unconsolidated joint ventures(1):
Southern California	123	43	93	66	78
Northern California	47	40	118	203	194
Arizona	4	11	24	14	2
Illinois	21	—	41	—	—

Total unconsolidated joint ventures	195	94	276	283	274

Total (including joint ventures)(1)	3,735	5,244	10,763	11,694	9,091

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Selected Operating Data—continued (unaudited)
Average selling prices of homes delivered:
Southern California	$729,000	$697,000	$718,000	$683,000	$680,000
Northern California	562,000	760,000	701,000	675,000	582,000

Total California	667,000	714,000	714,000	680,000	646,000

Arizona	320,000	290,000	299,000	216,000	183,000
Texas	222,000	191,000	201,000	204,000	242,000
Colorado	342,000	308,000	312,000	320,000	306,000
Nevada	354,000	—	—	—	—

Total Southwest	280,000	240,000	253,000	225,000	215,000

Florida	277,000	267,000	279,000	231,000	222,000
Carolinas	224,000	182,000	193,000	160,000	152,000

Total Southeast	258,000	247,000	255,000	215,000	209,000

Consolidated (excluding joint ventures)	355,000	364,000	373,000	347,000	375,000
Unconsolidated joint ventures(1)	480,000	788,000	656,000	732,000	658,000

Total (including joint ventures)(1)	$362,000	$372,000	$380,000	$357,000	$383,000

Net new orders(2):
Southern California	778	763	1,246	2,330	1,958
Northern California	423	231	444	732	1,422

Total California	1,201	994	1,690	3,062	3,380

Arizona	463	671	898	1,976	2,298
Texas	714	1,097	1,722	1,378	647
Colorado	235	272	404	460	461
Nevada	41	—	11	—	—

Total Southwest	1,453	2,040	3,035	3,814	3,406

Florida	490	796	1,131	3,049	3,418
Carolinas	513	524	994	1,074	607

Total Southeast	1,003	1,320	2,125	4,123	4,025

Consolidated total	3,657	4,354	6,850	10,999	10,811

Unconsolidated joint ventures(1):
Southern California	226	56	124	138	20
Northern California	79	54	118	127	230
Arizona	(1)	—	(2)	42	4
Illinois	13	15	27	32	—

Total unconsolidated joint ventures	317	125	267	339	254

Total (including joint ventures)(1)	3,974	4,479	7,117	11,338	11,065

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Selected Operating Data—continued (unaudited)
Average number of selling communities during the period:
Southern California	36	34	36	27	24
Northern California	24	15	18	13	20

Total California	60	49	54	40	44

Arizona	26	28	28	16	16
Texas	43	38	38	29	21
Colorado	12	13	14	12	13
Nevada	4	—	1	—	—

Total Southwest	85	79	81	57	50

Florida	46	47	48	52	49
Carolinas	23	19	20	19	13

Total Southeast	69	66	68	71	62

Consolidated total	214	194	203	168	156

Unconsolidated joint ventures(1):
Southern California	12	2	3	2	1
Northern California	7	5	5	3	4
Arizona	—	—	—	1	1
Illinois	2	1	1	—	—

Total unconsolidated joint ventures	21	8	9	6	6

Total (including joint ventures)(1)	235	202	212	174	162

	At June 30,		At December 31,
	2007	2006	2006	2005	2004
Backlog (in homes):
Southern California	532	824	224	1,038	701
Northern California	242	184	99	298	739

Total California	774	1,008	323	1,336	1,440

Arizona	398	1,455	683	1,418	1,456
Texas	551	920	584	829	270
Colorado	202	222	148	210	211
Nevada	36	—	11	—	—

Total Southwest	1,187	2,597	1,426	2,457	1,937

Florida	477	1,599	697	2,276	2,803
Carolinas	318	276	193	207	165

Total Southeast	795	1,875	890	2,483	2,968

Consolidated total	2,756	5,480	2,639	6,276	6,345

Unconsolidated joint ventures(1):
Southern California	231	116	128	97	25
Northern California	75	57	43	43	119
Arizona	—	20	5	31	3
Illinois	10	47	18	32	—

Total unconsolidated joint ventures	316	240	194	203	147

Total (including joint ventures)(1)	3,072	5,720	2,833	6,479	6,492

Backlog (estimated dollar values in thousands):
Consolidated total	$1,105,323	$2,068,428	$923,430	$2,264,869	$2,076,725
Unconsolidated joint ventures(1)	188,214	128,223	107,225	118,462	98,997

Total (including joint ventures)(1)	$1,293,537	$2,196,651	$1,030,655	$2,383,331	$2,175,722

	Four Fiscal Quarters Ended
	June 30, 2007	December 31,
		2006	2005	2004
	($ in thousands)
Other Data
Gross margin percentage	4.7%	18.3%	27.2%	24.4%
Net cash provided by (used in) operating activities	$392,274	$(290,580)	$(205,244)	$99,667
Net cash provided by (used in) investing activities	$(174,687)	$(133,528)	$(257,294)	$(108,300)
Net cash provided by (used in) financing activities	$(210,995)	$427,588	$340,357	$(11,046)
Adjusted Homebuilding EBITDA(3)	$461,682	$706,274	$791,076	$603,088
Homebuilding interest incurred(4)	$145,431	$148,335	$95,554	$87,085

	At June 30, 2007	At December 31,
		2006	2005	2004
	($ in thousands, except per share amounts)
Selected Balance Sheet Data and Other Financial Data
Inventories owned	$2,940,069	$3,268,788	$2,928,850	$2,111,868
Total assets	$4,019,441	$4,502,941	$4,280,842	$3,013,233
Total debt	$2,033,505	$2,204,937	$1,694,980	$1,160,953
Adjusted Homebuilding Debt(5)	$1,892,902	$1,940,475	$1,528,408	$1,049,434
Financial services debt	$76,796	$250,907	$123,426	$81,892
Stockholders’ equity	$1,561,382	$1,764,370	$1,739,159	$1,321,995
Cash dividends declared per share(6)	$0.08	$0.16	$0.16	$0.16

(1)	Numbers presented regarding unconsolidated joint ventures reflect total deliveries, average selling prices, net new orders, average selling communities and total backlog of such joint ventures. Our ownership interests in these joint ventures vary but are generally less than or equal to 50%.

(2)	Net new orders are new orders for the purchase of homes during the period, less cancellations during such period of existing contracts for the purchase of homes.

(3)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) non-cash impairment charges, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income (loss) from unconsolidated joint ventures and (g) income from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash provided by (used in) operating activities and net income (loss), calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Four Fiscal Quarters Ended
	June 30, 2007	December 31,
		2006	2005	2004
	($ in thousands)
Net cash provided by (used in) operating activities	$392,274	$(290,580)	$(205,244)	$99,667
Add:
Provision (benefit) for income taxes	(176,393)	70,040	269,830	196,799
Expensing of previously capitalized interest included in cost of sales	104,020	88,933	64,580	59,382
Excess tax benefits from share-based payment arrangements	1,741	2,697	—	—
Less:
Income (loss) from financial services subsidiary	6,096	5,428	3,458	531
Depreciation and amortization from financial services subsidiary	580	582	580	472
Loss on early extinguishment of debt	—	—	5,938	10,154
Net changes in operating assets and liabilities:
Trade and other receivables	(10,907)	2,739	47,869	(4,479)
Mortgage loans held for sale	(9,457)	125,123	41,265	10,986
Inventories-owned	(162,312)	590,008	559,766	281,171
Inventories-not owned	(20,200)	(68,993)	69,407	50,611
Deferred income taxes	226,096	126,587	20,700	11,620
Other assets	34,789	(189)	14,114	5,594
Accounts payable	23,463	5,638	(16,267)	(16,326)
Accrued liabilities	65,244	60,281	(64,968)	(84,738)
Liabilities from inventories not owned	—	—	—	3,958

Adjusted Homebuilding EBITDA	$461,682	$706,274	$791,076	$603,088

Note (3)—continued	Four Fiscal Quarters Ended
	June 30, 2007	December 31,
		2006	2005	2004
	($ in thousands)

Net income (loss)	$(274,269)	$123,693	$440,984	$315,817
Add:
Cash distributions of income from unconsolidated joint ventures	34,254	75,422	61,725	67,457
Provision (benefit) for income taxes	(176,393)	70,040	269,830	196,799
Expensing of previously capitalized interest included in cost of sales	104,020	88,933	64,580	59,382
Noncash impairment charges	650,343	328,032	—	—
Homebuilding depreciation and amortization	7,613	7,163	5,361	3,572
Amortization of stock-based compensation	13,363	16,539	13,250	6,498
Less:
Income (loss) from unconsolidated joint ventures	(108,847)	(1,880)	61,196	45,906
Income (loss) from financial services subsidiary	6,096	5,428	3,458	531

Adjusted Homebuilding EBITDA	$461,682	$706,274	$791,076	$603,088

(4)	Homebuilding interest incurred represents interest expensed and interest capitalized into real estate inventories for the applicable periods and excludes interest attributable to financial services.

(5)	Adjusted Homebuilding Debt excludes from total debt (a) indebtedness of our financial services subsidiary, (b) indebtedness related to liabilities from inventories not owned of $12.3 million as of June 30, 2007 and $13.6 million, $43.2 million and $29.6 million as of December 31, 2006, 2005 and 2004, respectively, and (c) as of June 30, 2007, $51.5 million of indebtedness included in trust deed and other notes payable related to a joint venture that was consolidated as of June 30, 2007. This indebtedness was excluded because this joint venture is less than an 80% owned subsidiary of the Company and its indebtedness is therefore excluded from the covenant calculations for our revolving credit facility, term loans and outstanding public notes. We believe Adjusted Homebuilding Debt information is useful to investors as a measure of our ability to obtain financing. However, it should be noted that Adjusted Homebuilding Debt is a non-GAAP financial measure. Due to the significance of the components excluded, Adjusted Homebuilding Debt should not be considered in isolation or as an alternative to measures prescribed by GAAP. Other companies may calculate Adjusted Homebuilding Debt (or similarly titled measures) differently.

(6)	Dividends declared during the six months ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively. On July 25, 2007, we declared a quarterly cash dividend of $0.04 per share of common stock, which was paid on August 23, 2007 to shareholders of record on August 9, 2007. On September 14, 2007, our Board of Directors voted to eliminate our quarterly cash dividend.

RISK FACTORS

An investment in our notes and common stock involves certain risks. You should carefully consider the risks described below, and those described in our Annual Report on Form 10-K, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the notes and the market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating To Us And Our Business

We may be unable to maintain compliance with the financial covenants contained in our debt instruments.

Our revolving credit facility, term loans and the indentures for our outstanding notes impose restrictions on our operations and activities, limit the amount we can borrow under the revolving credit facility and from other sources (including through unconsolidated joint ventures), and require us to comply with various financial covenants. The financial covenants in our revolving credit facility and term loans, which are our most restrictive covenants, include a minimum net worth requirement, a leverage limitation, a maximum ratio of unsold land to net worth, a minimum interest coverage ratio and a borrowing base covenant.

Certain of these financial ratios are being negatively impacted by current market conditions, including our borrowing base covenant, which is adversely affected by inventory impairments. As a result of deteriorating market conditions, over the last four quarters we have incurred non-cash pre-tax inventory, joint venture and goodwill impairments and land deposit write-offs of $306.0 million in the second quarter of 2007, $129.7 million in the first quarter of 2007, $290.7 million in the fourth quarter of 2006, and $58.7 million in the third quarter of 2006. We believe we will incur additional inventory impairments in the 2007 third quarter and going forward until our markets stabilize. During such time, we also may have to write-down goodwill recorded in connection with acquisitions, write-down our investments in unconsolidated joint ventures, and write-off option deposits and preacquisition costs, putting further pressure on our financial and other covenants.

In addition, although our joint ventures generally obtain separate financing, we may need to use cash from corporate financing sources to satisfy our obligations under credit enhancements that we typically provide with respect to our joint venture borrowings. We may also need to make additional contributions that exceed our proportional share of capital if our partners fail to contribute. Over the past several quarters, we have been required to make, and believe that it is likely that we will have to continue to make, loan-to-value payments with respect to joint venture borrowings and capital contributions to our joint ventures. If we were required to make such additional investments in amounts that exceed those permitted under our revolving credit facility, term loans or indentures, this could cause a default under these debt instruments. Moreover, the accounting rules for joint ventures are complex and the decision as to whether it is proper to consolidate a joint venture onto our balance sheet is fact intensive. If the facts concerning an unconsolidated joint venture were to change and a triggering event under applicable accounting rules were to occur, we might be required to consolidate the previously unconsolidated joint venture onto our balance sheet which could adversely impact our leverage.

Although we obtained additional operating flexibility as a result of the amendment to our revolving credit facility and term loans described above under “Summary—Recent Developments,” there can be no assurance that we will remain in compliance with the financial covenants in our revolving credit facility, term loans and the indentures for our outstanding notes if slowing market conditions continue or worsen. If we are unable to comply with any one or more of these financial covenants, and are unable to obtain a waiver for the noncompliance, we could be precluded from incurring additional borrowings under our revolving credit facility and our obligation to repay indebtedness outstanding under the facility, our term loans, and our outstanding note indentures could be accelerated in full.

We may need additional funds, and if we are unable to obtain these funds, we may not be able to operate our business as planned or repay or refinance our indebtedness, including the notes, in full.

Our operations require significant amounts of cash, and we may be required to seek additional capital, whether from sales of equity or by borrowing more money, to fund our operations and inventory or repay our indebtedness, particularly in the event of a continued market downturn. Although we currently have availability under our revolving credit facility, this facility and our term loans contain a borrowing base provision and financial covenants that limit the amount we can borrow under the revolving credit facility or from other sources. Moreover, the indentures for our outstanding notes contain provisions that may restrict the debt we may incur in the future. Our revolving credit facility, term loans and the indentures for our outstanding notes also limit our investments in unconsolidated joint ventures, which limits our use of joint ventures as financing vehicles.

In addition, the operations of our land development and homebuilding joint ventures can require significant amounts of cash. Our joint ventures typically obtain secured acquisition, development and construction financing. As market conditions have deteriorated, we have been required to expend corporate funds for previously unanticipated obligations associated with these joint ventures and their financing arrangements. If current market conditions continue or worsen, we may be required to utilize corporate financing sources to:

•	satisfy margin calls with respect to our loan-to-value maintenance obligations;

•	satisfy the margin calls of non-performing partners on their loan-to-value maintenance obligations;

•	buy-out non-performing partner’s ownership interests and satisfy outstanding joint venture debt;

•	fund cost overruns associated with completion obligations; and

•

finance acquisition and development and/or construction costs following termination or step-down of joint venture financing that the joint venture is unable to restructure, extend, or refinance with another third party lender.

The use of corporate financing sources to satisfy these potential joint venture obligations reduces the amount of capital we otherwise have available for planned corporate expenditures, and puts further pressure on our financial and other covenants. At June 30, 2007, our unconsolidated joint ventures had borrowings outstanding that totaled approximately $1,120.8 million and equity that totaled approximately $929.4 million.

The availability of additional capital, whether from private capital sources (including banks) or the public capital markets, fluctuates as market conditions change. There may be times when the private capital markets and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we may not be able to access capital from these sources. In addition, a weakening of our financial condition or strength, including in particular a material increase in our leverage, a decrease in our profitability, or a decrease in our interest coverage ratio, consolidated tangible net worth or borrowing base, could result in a credit ratings downgrade or changes in outlook, otherwise increase our cost of borrowing, or adversely affect our ability to obtain necessary funds. During the first eight months of 2007, Moody’s Investors Service and Fitch Ratings downgraded our corporate and debt ratings and Standard & Poor’s changed its outlook to negative due to, among other things, the projected lower absolute levels of our interest coverage ratio coupled with the wide- spread deterioration in the general homebuilding market. In addition, in September 2007, Moody’s changed the Company’s outlook on our corporate and debt ratings from stable to negative. It is possible that additional downgrades could occur if our interest coverage, leverage levels and/or outlook for the homebuilding industry deteriorates further. Even if available, additional financing could be costly or have adverse consequences. If additional funds are raised through the issuance of stock, dilution to stockholders will result. If additional funds are raised through the incurrence of debt, we will incur increased debt servicing costs and may become subject to additional restrictive financial and other covenants. We can give no assurance as to the terms or availability of additional capital. If we are not successful in obtaining sufficient capital, it could adversely impact our ability to operate our business effectively, which could reduce our sales and earnings and adversely impact our financial position and ability to pay our indebtedness, including the notes, in full.

We may be unable to repay, renew or extend our outstanding debt instruments when they mature.

Our revolving credit facility matures in May 2011. In addition, as of June 30, 2007, we had an aggregate of $1.45 billion in senior notes and term loans that mature between 2008 and 2015. We cannot assure you that we will be able to repay, extend or renew these debt arrangements on terms acceptable to us, or at all. If we are unable to repay, renew or extend these debt arrangements, it could adversely affect our liquidity and capital resources and financial condition and our ability to repay the notes.

In addition, we may be required to finance acquisition and development and/or construction costs following termination or step-down of joint venture financing that the joint venture is unable to restructure, extend, or refinance with another third party lender.

We currently have a significant amount of debt and can incur significant additional debt in the future. Such a significant amount of debt could harm our financial health and prevent us from fulfilling our obligations under the notes.

We currently have a significant amount of debt. As of June 30, 2007, our total consolidated indebtedness was approximately $2,033.5 million (excluding trade payables). In addition, subject to the restrictions in our revolving credit facility, term loans and outstanding note indentures, we may incur significant additional indebtedness, including a significant amount of indebtedness that would be senior to the notes. The amount of additional debt we can incur under these restrictions varies over time based on a number of factors, including changes in interest rates, our tangible net worth, and the value and composition of our real estate inventory. In addition, the amount of additional debt we can incur as of a particular date is dependent, in part, on the use of the proceeds of the additional borrowing. Thus any calculation of the amount of additional debt we can incur under these restrictions requires various assumptions and is subject to change. There is no guarantee that additional borrowings would be available to us.

Customers may be unwilling or unable to purchase our homes at times when mortgage financing costs are high or when credit is difficult to obtain.

The majority of our homebuyers finance their purchases through our financial services operations or third-party lenders. In general, housing demand is adversely affected by increases in interest rates and by decreases in the availability of mortgage financing as a result of declining customer credit quality, tightening of mortgage loan underwriting standards, or other issues. Over the last several months, many lenders have significantly tightened their underwriting standards, mortgage interest rates have increased, and many subprime and other alternative mortgage products have disappeared from the marketplace altogether. If these trends continue and mortgage loans continue to be difficult to obtain, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect our operating results.

Risks Relating To The Notes And Our Common Stock

Your right to receive payments under the notes is junior to our and the subsidiary guarantors’ existing and future senior indebtedness, is pari passu with our and the subsidiary guarantors’ other unsecured senior subordinated indebtedness and is effectively junior to the existing and future indebtedness of our subsidiaries that are not subsidiary guarantors.

The notes are senior subordinated unsecured obligations and therefore will be subordinated to any existing and future senior indebtedness we and the subsidiary guarantors may incur. Assuming we had completed this offering on June 30, 2007 and after giving effect to the application of the estimated net proceeds of this offering, the notes would have been junior to approximately $1.7 billion of senior indebtedness (excluding indebtedness relating to our mortgage banking operations and indebtedness relating to liabilities from inventories not owned). We are permitted to incur substantial additional senior indebtedness, subject to limitations under the terms of our debt instruments. If we or the subsidiary guarantors file for bankruptcy, liquidation or reorganization, our and the subsidiary guarantors’ assets would be available to pay obligations in respect of the notes only after we or the subsidiary guarantors pay all senior indebtedness then outstanding. We or the subsidiary guarantors may not have sufficient assets remaining to make any payments in respect of the notes. In addition, if we default on our senior indebtedness, we may be prohibited under the terms of the notes from making payments on the notes. See “Description of Notes—Subordination.”

In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, creditors of such subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor. Thus, the notes will be effectively junior to the claims of creditors of our non-guarantor subsidiaries. Assuming we had completed this offering on June 30, 2007, and after giving effect to the application of the estimated net proceeds of this offering, the notes would have been effectively junior to approximately $60.1 million of liabilities of our non-guarantor subsidiaries (excluding indebtedness relating to our mortgage banking operations). Our subsidiaries are permitted to incur substantial additional liabilities in the future under the terms of our debt instruments.

The notes are pari passu with our other unsecured senior subordinated indebtedness, which was approximately $149.3 million as of June 30, 2007.

The notes will be subordinated to the existing and future borrowings of our joint ventures to the extent we provide credit enhancements with respect to such borrowings.

Our joint ventures typically obtain secured acquisition, development and construction financing. At June 30, 2007, our unconsolidated joint ventures had borrowings outstanding that totaled approximately $1,120.8 million that, in accordance with GAAP, are not recorded in our consolidated balance sheet. We and our joint venture partners generally provide credit enhancements to these borrowings. Typically, we share these obligations with our other partners, and in some instances, these obligations are subject to limitations on the amount that we could be required to pay down. At June 30, 2007, approximately $572.8 million of our unconsolidated joint venture borrowings were subject to these credit enhancements by us (of which $192.4 million we would be solely responsible for and $380.4 million of which we would be jointly and severally responsible for with our partners, either directly under the credit enhancement or through contribution provisions in the applicable joint venture document). The notes are subordinated to our obligations in respect of the existing and future borrowings of our joint ventures to the extent we become obligated to make payments under credit enhancements we provide relating to such borrowings. To the extent that these credit enhancements have been provided to lenders who also participate in our revolving credit facility or our Term Loan A, they are effectively cross-defaulted to the revolving credit facility and Term Loan A borrowings.

The convertible note hedge transaction may affect the value of the notes and our common stock.

In connection with the offering of the notes, we expect to enter into the convertible note hedge transaction with the hedge counterparty. This transaction is intended to reduce the potential dilution upon conversion of the notes. We intend to apply approximately $9.1 million, or $10.5 million as adjusted for the exercise of the over-allotment option, of the net proceeds from the sale of the notes to pay the cost of the convertible note hedge transaction.

In connection with establishing the initial hedge of the convertible note hedge transaction, the hedge counterparty or its affiliates expect to enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of the notes.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of the notes from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of the notes (including during any settlement period in respect of any conversion of the notes). In addition, we will exercise options we hold under the convertible note hedge transaction whenever notes are converted. In order to unwind their hedge position with respect to those exercised options, the hedge counterparty or its affiliates expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during or after the settlement period related to the converted notes.

In addition, if the convertible note hedge transaction fails to become effective because this offering of notes is not completed, the hedge counterparty, or its affiliates, may unwind its hedge positions with respect to our common stock, which could adversely affect the value of our common stock. We have also agreed to indemnify the hedge counterparty, or its affiliates, for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock or other consideration you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

The trading price of the notes could be adversely affected by the market price of our common stock, which has historically experienced significant volatility.

Because the notes are convertible based on the value of the shares of our common stock, we expect that, in general, the trading price of the notes will be significantly affected by the market price of our common stock. The market price of our common stock has historically experienced significant fluctuations. The market stock price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in the “Risk Factors” discussed herein and our Annual Report on Form 10-K and in “Forward-Looking Statements.”

Volatility or depressed market prices of our common stock could result in volatility or depressed trading prices of the notes, could limit the amount of shares of our common stock, cash or combination of cash and shares of our common stock deliverable upon conversion of the notes, and could make it difficult for you to resell the notes, or shares of common stock, if any, issued upon conversion, when you want or at attractive prices.

The effect of the concurrent issuance of our shares of common stock pursuant to the share lending agreement, which issuance is being made to facilitate transactions by which investors in the notes may hedge their investments in such notes, may be to lower the market price of our common stock.

The existence of the share lending agreement and the short positions established in connection with the sale of the notes could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. In addition, the share borrower has informed us that it intends to use the short position created by the share loan to facilitate transactions by which investors in the notes may hedge their investments in such notes through short sales or privately negotiated transactions. The market price of our common stock could be further negatively affected by these or other short sales of our common stock.

Borrowed shares may not be available for hedging transactions.

Some or all of the expected total number of borrowed shares may not be available to facilitate hedging transactions in some circumstances, including if the share borrower returns shares to us before the expiration of the share lending agreement or if a registration statement is unavailable prior to such time as the share borrower has completed the initial sale of such shares. See “Description of Share Lending Agreement.” Any unavailability of borrowed shares to facilitate hedging transactions may make it more difficult for investors in the notes to hedge their investment and consequently could adversely impact the price of the notes.

The conditional conversion feature of the notes may prevent you from being able to convert the notes and may impact the trading price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the satisfaction of a conversion contingency, one of which is that the last reported sale price of our common stock reach a specified threshold during a specified period. If the last reported sale price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such last reported sale price threshold is not satisfied and the other conversion contingencies do not occur, holders would not be able to convert notes except during the period beginning on August 1, 2012, to, and including, the second scheduled trading day immediately preceding the maturity date and you may not be able to receive the value of our common stock into which the notes would otherwise be convertible. An inability to convert may adversely affect the trading price of the notes and/or the resaleability of the notes.

The value of consideration received by holders upon conversion of the notes may be less than the conversion value of the notes on the conversion date.

Upon conversion of the notes, we will deliver shares of our common stock, cash or a combination of cash and shares of our common stock. If we elect to deliver cash or a combination of cash and shares of our common stock in satisfaction of our conversion obligation, the settlement amount will be based upon the daily conversion values for each day of the applicable settlement period of 30 settlement period trading days (as defined under “Description of Notes—Conversion Procedures—Settlement upon Conversion”). The settlement period will not commence, however, until:

•

with respect to conversion dates occurring during the period beginning on the 35th scheduled trading day preceding the maturity date, the period beginning on and including the 33rd scheduled trading day immediately preceding the maturity date; and

•	in all other cases, the period beginning on and including the third trading day following the conversion date.

In addition, we will not be required to deliver the settlement amount of (i) shares of our common stock until the third trading day following the final settlement period trading day of the applicable settlement period, even if we have chosen to satisfy our conversion obligation solely in shares of our common stock and (ii) cash or a combination of cash and shares of our common stock until the third trading day following the final settlement period trading day of the applicable settlement period. Accordingly, the value of the consideration received by holders upon conversion of the notes may be less than the conversion value of the notes on the conversion date.

The issuance of the notes may result in earnings per share dilution.

We may choose to deliver shares of our common stock, cash or a combination of cash and shares of our common stock upon conversion of the notes.

Unless we make certain elections with respect to the settlement of the notes, the notes will be accounted for pursuant to the “if converted method” under SFAS No. 128. Pursuant to this method, if we had positive earnings, the maximum number of shares of our common stock then issuable upon conversion of the notes would be included in our diluted earnings per share calculation. This would result in an earnings per share dilution, commencing with respect to the first period in which we had positive earnings.

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you.

If a specified corporate transaction that constitutes a make-whole fundamental change (as defined under “Description of Notes—Conversion Rate Adjustments—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) occurs, with respect to notes converted in connection with such transaction, we will increase the conversion rate by a number of additional shares of our common stock, unless the price paid per share of common stock in such transaction is less than the last reported sale price per share of common stock on the date of this prospectus supplement (subject to adjustment) or above a specified price (subject to adjustment). A description of how the increase in the conversion rate will be determined is set forth under “Description of Notes—Conversion Rate Adjustments—Adjustments to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of a make-whole fundamental change, it may not adequately compensate you for such loss. Furthermore, our obligation to increase the conversion rate in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The adjustments to the conversion rate do not cover all dilutive events that may adversely affect the trading price of the notes.

The conversion rate is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, debt, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for certain other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the market price of the common stock. If any of these other events adversely affect the market price of the common stock, it may also adversely affect the trading price of the notes.

The terms of the notes will not contain restrictive covenants and will provide only limited protection in the event of a change of control.

The indenture under which the notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional debt. Therefore, the indenture may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the notes upon a change of control of us is limited to the transactions specified under the definition of a “fundamental change” under “Description of Notes—Repurchase at the Option of the Holder upon a Fundamental Change.” For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. Similarly, the circumstances under which we are required to increase the conversion rate upon the occurrence of a make-whole fundamental change are limited to circumstances in which the notes are converted in connection with such a transaction as set forth under “Description of Notes—Conversion Rate Adjustments—Adjustments to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions that could increase the amounts of our debt or otherwise affect our capital structure or any credit ratings and the value of the notes and our common stock but would not constitute a fundamental change or a make-whole fundamental change.

We may not be able to repurchase the notes when required by holders upon a fundamental change.

If a fundamental change occurs, we may not have sufficient funds at such time to repurchase all of the notes tendered for repurchase and we may not be able to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes may be limited by law or by the terms of other agreements relating to our debt outstanding at the time. However, if you or other holders exercise the repurchase right following a fundamental change and we fail to make the required repurchase, it would constitute an event of default under the indenture governing the notes, which, in turn, would constitute an event of default under our senior revolving credit facility and term loan agreements and we expect would constitute an event of default under future debt agreements. If we are in default under our senior indebtedness, payments of the repurchase price as a result of a fundamental change or otherwise may be prohibited by the subordination terms of the notes. See “Description of Notes—Subordination.”

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of our company.

The fundamental change repurchase rights and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of our company and the removal of incumbent management that might otherwise be beneficial to investors.

The guarantees may not be enforceable and, under specific circumstances, courts may void the guarantees and require noteholders to return payments received from the guarantors.

Although the notes will be guaranteed by certain of our homebuilding subsidiaries, a court could void or subordinate any guarantor’s guarantee under fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

¡	was insolvent at the time of the guarantee;

¡	was rendered insolvent by reason of the guarantee;

¡	was engaged in a business or transaction or about to engage in such business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

¡

intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than such company’s property at fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

Any guarantee of the notes will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law.

If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the notes will not have a claim against such guarantors and will only be a creditor of the remaining guarantors, to the extent the guarantee of those guarantors are not set aside or found to be unenforceable.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only have rights with respect to our common stock if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

Future sales of our common stock in the public market or the issuance of other equity may adversely affect the market price of the notes, our common stock, or both, and our ability to raise funds in new equity or equity-related offerings.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, or securities convertible into or exchangeable for our common stock, during the life of the notes and have no obligation to consider your interests for any reason. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

There is currently no public market for the notes and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities and there is no existing market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. We have been advised by the underwriters that following the completion of the offering, they currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

An adverse rating of the notes may adversely affect the trading price of the notes.

We intend to seek a rating on the notes. If one or more rating agencies reduces their rating in the future, the trading price of the notes and our common stock could be adversely affected.

You may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate will generally result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain U.S. Federal Income Tax Considerations.” If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussions under the headings “Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends on the Common Stock and Constructive Distributions” for more details.

Conversion of notes into cash or a combination of both cash and our common stock will require U.S. holders to recognize taxable gains.

Upon the conversion of a note into cash or a combination of cash and our common stock, a U.S. holder generally will be required to recognize gain on the conversion for United States federal income tax purposes. Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under “Certain U.S. Federal Income Tax Considerations” and are also urged to consult their own tax advisors prior to investing in the notes.

Our issuance of common stock may trigger a future ownership change which may negatively impact our ability to utilize net operating loss deferred tax assets in the future.

The issuance of common stock upon conversion of the notes and the share lending agreement and the acquisition of common stock pursuant to the convertible note hedge transaction and the share lending agreement may increase the chance that we will have, or cause, a future ownership change under Section 382 of the Internal Revenue Code of 1986. We may also have a future ownership change, outside of our control, caused by future equity transactions by our stockholders without any issuance of common stock upon conversion of the notes. In the event that we have any net operating losses or we have net unrealized built-in losses in our assets at the time that we undergo an ownership change, under Section 382, the ownership change could negatively impact our ability to utilize such losses to offset our future taxable income (depending on our market value at the time of such future ownership change).

Non-U.S. holders may be subject to withholding on payments in connection with repurchase, sale or conversion of notes.

Because we believe that we are a United States real property holding corporation, upon a repurchase, sale or conversion of notes for cash or a combination of cash and common stock, non-U.S. holders may be subject to withholding of U.S. federal income tax, if on the date such holder acquired the notes, all of the notes owned by such holder had a fair market value greater than the total fair market value of our common stock on that date. See “Certain U.S. Federal Income Tax Considerations.”

Our charter and debt covenants could prevent a third party from acquiring us or limit the price that investors might be willing to pay for shares of our common stock.

Provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could delay or prevent a change in control of and could limit the price that investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation and our bylaws provide for a board of directors comprised of three classes of directors with staggered terms of office, provide that directors can be removed only for cause and with stockholder approval, and impose various procedural and other requirements that could make it more difficult for stockholders to effect corporate actions.

Our certificate of incorporation also authorizes our board of directors to issue new series of common stock and preferred stock without stockholder approval. Depending on the rights and terms of any new series created, and the reaction of the market to the series, your rights or the value of your common stock could be negatively affected. For example, subject to applicable law, the board of directors could create a series of common stock or preferred stock with preferential rights to dividends or assets upon liquidation, or with superior voting rights to the existing common stock. The ability of our board of directors to issue these new series of common stock and preferred stock could also prevent or delay a third party from acquiring us, even if doing so would be beneficial to our noteholders and stockholders.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in business combinations specified in the statute with an interested stockholder, as defined in the statute, for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the Delaware General Corporation Law could also have the effect of delaying or preventing a change of control of us.

We also have a stockholders’ rights agreement that would make it difficult to acquire us without the approval of our board of directors. Our stockholders’ rights agreement has been filed with and is publicly available at or from the SEC; see the section “Where You Can Find More Information.”

In addition, some of our debt covenants contained in the indentures for our outstanding public notes and our revolving credit facility and term loans may delay or prevent a change in control. Our notes contain change of control provisions that give the holders of our outstanding notes the right to require us to purchase the notes upon a change in control at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest.

The market price of our common stock may fluctuate widely

The market price of our common stock has fluctuated significantly and is subject to significant fluctuation in the future in response to a number of factors, including:

•	our perceived prospects and the prospects of the homebuilding industry in general;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	fluctuations in our results of operations;

•	changes in analysts’ recommendations or projections;

•	changes in general valuations for homebuilding companies;

•	changes in general economic or market conditions; and

•	broad market fluctuations.

In addition, the contraction of the United States housing market, tightening in lending standards and the recent increase in mortgage interest rates have contributed to significant instability in the U.S. and other global financial equity markets and the potential effect of these and other factors on economic growth potential may contribute to further instability. Moreover, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating results. Any of these factors could have a material adverse effect on your investment in the notes and our common stock. As a result, you could lose some or all of your investment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges(1)	— (2)	5.3x	2.4x	8.1x	6.8x	5.3x	4.2x

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in costs of sales, (c) interest portion of rent expense and (d) income from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense.
(2)	For the six months ended June 30, 2007, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such period was $262.2 million.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the notes will be approximately $96.6 million, or $111.2 million as adjusted for the exercise of the over-allotment option (net of expenses). We intend to apply approximately $9.1 million, or $10.5 million as adjusted for the exercise for the over-allotment option, of the net proceeds from the sale of the notes to pay the cost of the convertible note hedge transaction. In addition, we intend to use the remaining net proceeds to repay a portion of the outstanding indebtedness under our revolving credit facility. Our revolving credit facility currently bears interest at a LIBOR based rate or the bank prime rate (the weighted average interest rate under the facility at September 24, 2007, was approximately 6.7%), and matures in May 2011. At September 24, 2007, amounts outstanding under the revolving credit facility totaled $382.0 million. Affiliates of the underwriters are lenders under our revolving credit facility. See “Underwriting.” We may reborrow amounts repaid under the revolving credit facility for general corporate purposes, including home building operations, working capital, repurchases of debt in the open market and repayment of debt at maturity.

LEGAL PROCEEDINGS

On August 16, 2007, a securities class action lawsuit was filed in the United States District Court for the Central District of California (Case No. CV07-05364) against Andrew H. Parnes, our Executive Vice President-Finance and Chief Financial Officer, by putative plaintiff Vinod Patel. We were not named in the complaint. The complaint alleges a breach of fiduciary duties to our stockholders, as well as violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, during the period between October 27, 2005 and August 2, 2007. Specifically, the complaint alleges that the Company: (i) issued materially false and misleading statements regarding our finances, business and prospects; (ii) lacked requisite internal controls over lending practices; and (iii) misrepresented the extent of risk in the Company’s loans. The complaint seeks an unspecified amount of damages (including interest), reasonable costs and attorneys’ fees, as well as equitable, injunctive or other relief that the court may deem just and proper. The complaint has not been served and no court proceedings have occurred.

In addition, various other claims and actions that we consider normal to our business have been asserted and are pending against us. We do not believe these claims and actions will have a material adverse effect upon our results of operations or financial position.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2007:

•	on an actual basis; and

•	on an adjusted basis to reflect the (1) issuance of the notes and the application of the net proceeds, and (2) the completion of a concurrent offering of 7,839,809 shares of our common stock, including our receipt of the nominal lending fees from the borrowed shares being offered in that offering. See “Use of Proceeds.”

	As of June 30, 2007
	Actual	As Adjusted
	($ in thousands)
	(unaudited)
Debt:
Revolving credit facility(1)	$256,500	$169,100
Term Loan A	100,000	100,000
Term Loan B(2)	250,000	250,000
Trust deed and other notes payable	89,298	89,298
6 1/2% Senior Notes due 2008	150,000	150,000
5 1/8% Senior Notes due 2009	150,000	150,000
6 1/2% Senior Notes due 2010	175,000	175,000
6 7/8% Senior Notes due 2011	175,000	175,000
7 3/4% Senior Notes due 2013, net	124,293	124,293
6 1/4% Senior Notes due 2014	150,000	150,000
7% Senior Notes due 2015	175,000	175,000
9 1/4% Senior Subordinated Notes due 2012, net	149,290	149,290
6% Senior Subordinated Convertible Notes due 2012	—	100,000
Indebtedness included in liabilities from inventories not owned(3)	12,328	12,328
Mortgage banking facilities(4)	76,796	76,796

Total debt	2,033,505	2,046,105

Stockholders’ equity:
Preferred Stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 100,000,000 shares authorized; 64,848,454 shares issued and outstanding, and 72,688,263 shares issued and outstanding, as adjusted by the share issuance under the Share Lending Agreement(5)	648	727
Additional paid-in capital(5)(6)	332,263	326,609
Retained earnings	1,230,041	1,230,041
Accumulated other comprehensive loss, net of tax	(1,570)	(1,570)

Total stockholders’ equity	1,561,382	1,555,807

Total capitalization	$3,594,887	$3,601,912

(1)	At September 24, 2007, amounts outstanding under our revolving credit facility totaled $382.0 million.
(2)	At September 24, 2007, amounts outstanding under our Term Loan B totaled $225.0 million.
(3)	At June 30, 2007, we consolidated 12 variable interest entities (“VIEs”) because, as a result of options to purchase land or lots from the selling entities, we were considered the primary beneficiary of these VIEs in accordance with FASB Interpretation No. 46 (revised December 2004), “Consolidation of Variable Interest Entities,” an interpretation of ARB No. 51. As a result, included in our condensed consolidated balance sheet at June 30, 2007 were inventories not owned related to these VIEs of approximately $80.2 million (which includes $10.3 million in deposits, exclusive of outstanding letters of credit). Creditors of these VIEs, if any, have no recourse against us. For further information, please see our Annual Report on Form 10-K for the year ended December 31, 2006.
(4)	At September 24, 2007, amounts outstanding under our mortgage banking facilities totaled $56.1 million.
(5)	Excludes 5,717,191 shares of common stock reserved for issuance upon exercise of outstanding options, 72,306 shares of unvested restricted stock, 14,000 shares of vested restricted stock contributed to our deferred compensation plan and 558,000 shares of common stock reserved for issuance pursuant to performance share awards at June 30, 2007. See also “Description of Share Lending Agreement.”
(6)	Reflects a $5.7 million charge related to the cost of the convertible bond hedge transaction of approximately $9.1 million (net of a $3.4 million tax benefit).

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Shares of our common stock are listed on the New York Stock Exchange under the symbol “SPF.” The following table sets forth, for the fiscal quarters indicated, the reported high and low intra-day sales prices per share of our common stock as reported on the New York Stock Exchange Composite Tape and the common dividends paid per share. On September 14, 2007, our Board of Directors eliminated our quarterly cash dividend. This action will save the Company approximately $10 million per year. We intend to dedicate the cash that would have been used to pay dividends towards debt reduction. On August 29, 2005, we completed a two-for-one stock split effected in the form of a stock dividend. All prior period stock prices and dividends per share have been restated to reflect such stock split.

	High	Low	Dividends
Year ended December 31, 2005:
First quarter	$41.19	$29.75	$0.04
Second quarter	45.73	32.33	0.04
Third quarter	49.70	38.18	0.04
Fourth quarter	42.56	34.58	0.04
Year ended December 31, 2006:
First quarter	$43.05	$31.01	$0.04
Second quarter	36.26	24.20	0.04
Third quarter	25.88	20.24	0.04
Fourth quarter	28.51	21.90	0.04
Year ended December 31, 2007:
First quarter	$30.52	$20.44	$0.04
Second quarter	23.74	17.41	0.04
Third quarter (through September 24, 2007) (1)	18.69	6.86	0.04

(1)	On July 25, 2007, we declared a quarterly cash dividend of $0.04 per share of common stock, which was paid on August 23, 2007 to stockholders of record on August 9, 2007.

On September 24, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $7.05 per share.

As of September 24, 2007, the number of record holders of our common stock was 683.

DESCRIPTION OF NOTES

The notes will be issued under an indenture dated as of April 10, 2002 (the “base indenture”) between us and The Bank of New York Trust Company, N.A. (as successor in interest to Bank One Trust Company, N.A. and J.P. Morgan Trust Company, National Association), as amended and supplemented by a first supplemental indenture dated as of April 10, 2002, a second supplemental indenture dated as of February 22, 2006 and a third supplemental indenture dated as of September 24, 2007 (the “third supplemental indenture” and, together with the base indenture, the “indenture”) among Standard Pacific Corp., as issuer, the subsidiary guarantors party thereto, and The Bank of New York Trust Company, N.A., as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. You may request a copy of the indenture from us.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description, references to “we,” “our,” “us” and “the Company” refer only to Standard Pacific Corp. and not to its subsidiaries.

General

The notes will:

•	be limited to $100 million aggregate principal amount ($115 million aggregate principal amount if the underwriter exercises its over-allotment option in full);

•	bear interest at a rate of 6.0% per year, payable semi-annually in arrears, on October 1 and April 1 of each year, commencing on April 1, 2008;

•

be our general senior subordinated obligations, ranking junior to the rights of creditors under our and the subsidiary guarantors’ existing and future senior debt, including borrowings under our revolving credit facility and term loans and our outstanding senior notes; equal with the rights of creditors under our and the subsidiary guarantors’ other unsecured senior subordinated debt; senior to the rights of creditors under our and the subsidiary guarantors’ debt, if any, expressly subordinated to the notes; and effectively subordinated to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors.

•

be convertible by you at any time on or prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “—Conversion Rights,” into shares of our common stock initially based on a conversion rate of shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of $8.75 per share. As described under “Conversion Procedures—Settlement upon Conversion,” we may choose to deliver shares of our common stock, cash or a combination of cash and shares of our common stock in satisfaction of our obligations upon conversion of the notes. At any time prior to the 35th scheduled trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation through net share settlement (as described below). We will increase the conversion rate under certain circumstances for a holder that elects to convert its notes in connection with a make-whole fundamental change;

•

be subject to repurchase by us, at your option, if a fundamental change (as defined under “Repurchase at the Option of the Holder upon a Fundamental Change”) occurs, at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the repurchase date; and

•	be due on October 1, 2012, unless earlier converted or repurchased by us at your option.

Since our operations are currently conducted in part through subsidiaries that are not subsidiary guarantors, our cash flow and our consequent ability to service our debt, including the notes, are dependent, in part, upon the earnings of such subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our non-guarantor subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations. Our right to receive assets of any of our non-guarantor subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively junior to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are ourselves recognized as a creditor of such subsidiary. In such case, our claims would still be junior to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Other than restrictions described under “Repurchase at the Option of the Holder upon a Fundamental Change” and “Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in any credit rating that may have been assigned to the notes as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

No sinking fund is provided for the notes.

The notes initially will be issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes will be shown on, and transfers of beneficial interests in the notes will be effected only through, records maintained by The Depository Trust Company, or “DTC,” or its nominee, and any such interests may not be exchanged for certificated notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global notes held in DTC, see “Description of Securities—Debt Securities—Book Entry, Delivery and Form” in the accompanying prospectus.

If certificated notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City. However, we or the trustee may require the holder to pay a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of notes.

We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

Ranking

The notes will be our and the subsidiary guarantors’ general senior subordinated obligations and will not be secured by any collateral. Your right to payment under the notes will be junior to the rights of creditors under our and the subsidiary guarantors’ existing and future senior debt, including borrowings under our revolving credit facility and term loans and our outstanding senior notes; equal with the rights of creditors under our and the subsidiary guarantors’ other unsecured senior subordinated debt; and senior to the rights of creditors under our and the subsidiary guarantors’ debt, if any, expressly subordinated to the notes.

The notes will also be subordinated to the existing and future borrowings of our joint ventures to the extent we become obligated to make payments under credit enhancements we provide relating to such borrowings.

At June 30, 2007, assuming we had completed this offering on such date and after giving effect to the application of the estimated net proceeds of this offering, we and the subsidiary guarantors would have had $1,957.0 million of debt outstanding (including the notes, but excluding indebtedness relating to our mortgage banking operations and indebtedness relating to liabilities from inventories not owned), $1,707.7 million of which would have been senior to the notes and $149.3 million of which would have been pari passu.

At June 30, 2007, approximately $572.8 million of our unconsolidated joint venture borrowings were subject to credit enhancements that we provided with respect to our joint venture borrowings and other obligations under the applicable joint venture agreements (of which $192.4 million we would be solely responsible for and $380.4 million of which we would be jointly and severally responsible for with our partners, either directly under the credit enhancement or through contribution provisions in the applicable joint venture document).

The notes will also be effectively subordinated to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors. At June 30, 2007, the liabilities of our subsidiaries that are not subsidiary guarantors totaled approximately $60.1 million (excluding indebtedness relating to our mortgage banking operations).

Subsidiary Guarantees

Our subsidiary guarantors (as defined below) will, jointly and severally, and irrevocably guarantee our payment obligations under the notes. Each subsidiary guarantee will be subordinated in right of payment to the obligations of each subsidiary guarantor under its guarantee of our senior indebtedness in the same manner and to the same extent that the notes are subordinated to our senior indebtedness. The subsidiary guarantees with respect to a note will automatically terminate immediately prior to the conversion, redemption, retirement or other discharge of such note. Under the terms of the full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.

“Subsidiary guarantors” means all of our subsidiaries that execute a guarantee of the notes pursuant to the terms of the indenture, as amended or supplemented from time to time, until such time as any such subsidiary is released from its subsidiary guarantee pursuant to the terms of the indenture. All subsidiaries that from time to time guarantee our existing senior notes or senior subordinated notes will be required to be subsidiary guarantors. A subsidiary guarantor will be automatically released and discharged from all its obligations under its subsidiary guarantee when the subsidiary ceases to be a guarantor of our existing senior notes and senior subordinated notes.

The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of notes, together with accrued and unpaid interest to, but not including, the maturity date. With respect to global notes, principal and interest will be paid to DTC in immediately available funds. With respect to any certificated notes, principal and interest will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest

The notes will bear interest at a rate of 6.0% per year. Interest will accrue from September 28, 2007, which is the date of first issuance, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semi-annually in arrears on October 1 and April 1 of each year, beginning on April 1, 2008 to holders of record at 5:00 p.m., New York City time, on the preceding September 15 or March 15, respectively. However, we will not pay accrued interest on any notes when they are converted, except as described under “—Conversion Rights.”

We will pay interest on:

•	global notes to DTC in immediately available funds;

•	any certificated notes having a principal amount of less than $5,000,000, by check mailed to the holders of those notes; and

•

any certificated notes having a principal amount of $5,000,000 or more, by wire transfer in immediately available funds at the election of the holders of those notes duly delivered to the trustee at least five business days prior to the relevant interest payment date.

Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day and no additional interest will accrue thereon.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

All references to “interest” in this prospectus supplement are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable, as described under “—Events of Default; Notice and Waiver.”

Conversion Rights

Subject to the conditions described below under the headings “—Conversion Based on Common Stock Price,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Specified Distributions to Holders of Common Stock or Specified Corporate Transactions,” and “—Conversion During the Period Commencing August 1, 2012 to Maturity,” holders may convert each of their notes at an initial conversion rate of 114.2857 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $8.75 per share of common stock) at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a whole multiple of $1,000 principal amount.

As described under “Conversion Procedures—Settlement upon Conversion,” we may choose to deliver shares of our common stock, cash or a combination of cash and shares of our common stock upon conversion. We will from time to time make an election with respect to the method we choose to satisfy our obligation upon conversion, which election shall be effective until we provide notice of an election of a different method of settlement. We may not elect a different method of settlement on or after the 35th scheduled trading day preceding the maturity date. We initially elect to settle our conversion obligation in shares of our common stock. In addition, we may at any time prior to the 35th scheduled trading day preceding the maturity date irrevocably elect to satisfy our conversion obligation through net share settlement as described under “Description of Notes—Conversion Procedure—Settlement upon Conversion—Our Right to Irrevocably Elect Net Share Settlement.”

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

“Scheduled trading day” means any day on which the primary U.S. national securities exchange or market on which the common stock is listed or admitted for trading is scheduled to be open for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

Except as provided in the next paragraph, upon conversion, you will not receive any additional cash payment or shares of common stock for accrued and unpaid interest on the notes. Upon conversion, accrued and unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

If you convert your notes after 5:00 p.m., New York City time, on a regular record date for an interest payment date but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest accrued and unpaid on your notes, notwithstanding your conversion of those notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. At the time you surrender your notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the corresponding interest payment date. The foregoing sentence shall not apply to notes converted:

•	after 5:00 p.m., New York City time, on September 15, 2012, which is the regular record date for the final interest payment date;

•	if we have specified a fundamental change repurchase date that is after a record date but on or prior to the first scheduled trading day immediately succeeding the related interest payment date; or

•	with respect to any overdue interest, if overdue interest exists at the time of conversion.

We will not issue fractional shares of our common stock upon conversion of notes and the number of shares issuable upon conversion will be rounded down to the next lower whole number.

If you have submitted any or all of your notes for repurchase, unless you have withdrawn such notes in a timely fashion, your conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date, unless we default in the payment of the repurchase price. If you have submitted any or all of your notes for repurchase, such notes may be converted only if you submit a withdrawal notice, and if the notes are evidenced by a global note, you must comply with appropriate DTC procedures.

Adjustments of a Sum of Shares or Average Prices

Whenever any provision of the indenture requires us to calculate a number of shares of common stock equal to a sum or an average of last reported sale price over multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period over which the sum or average is to be calculated.

Conversion Based on Common Stock Price

A holder may surrender notes for conversion in any calendar quarter commencing at any time after December 31, 2007 and only during such calendar quarter, if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the applicable conversion price per share of common stock on the last trading day of such immediately preceding calendar quarter, which we refer to as the “conversion trigger price.”

The conversion trigger price immediately following issuance of the notes is $11.375, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The “last reported sale price” of our common stock on any date means:

•

the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported by the New York Stock Exchange; or

•

if our common stock is not listed on the New York Stock Exchange, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange or market on which our common stock is traded; or

•

if our common stock is not listed for trading on a U.S. national or regional securities exchange or market, the last quoted bid price for our common stock in the over-the-counter market on that date as reported by Pink Sheets, LLC or a similar organization; or

•

if our common stock is not so quoted by Pink Sheets LLC or a similar organization, the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from a nationally recognized independent investment banking firm selected by us for this purpose.

The last reported sale price of our common stock will be determined without reference to extended or after hours trading. If during a period applicable for calculating the last reported sale price of our common stock an event occurs that requires an adjustment to the conversion rate, the last reported sale price shall be calculated for such period in a manner determined by us to appropriately reflect the impact of such event on the price of our common stock during such period.

For purposes of determining whether this conversion contingency has been triggered, “trading day” means a day during which:

•

the New York Stock Exchange is open for trading, or if our common stock is not listed on the New York Stock Exchange, the principal U.S. national or regional securities exchange on which our common stock is listed is open for trading, or if our common stock is not so listed, any business day; and

•	there is no market disruption event.

For purposes of determining whether this conversion contingency has been triggered, “market disruption event” means, if our common stock is listed on the New York Stock Exchange or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion upon Satisfaction of Trading Price Condition

A holder of notes may surrender all or a portion of its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” (as defined below) of a note, as determined following a request by a holder in accordance with the procedures described below, for each day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The “trading price” of a note on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $1,000,000 aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if only two such bids can reasonably be obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $1,000,000 aggregate principal amount of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. The trustee will initially act as the bid solicitation agent.

Whenever the notes shall become convertible upon satisfaction of this condition to conversion (which shall not be deemed to be the case unless the bid solicitation agent shall have made that determination), we will notify holders, the trustee and the conversion agent promptly. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate, we will so notify the holders, the trustee and the conversion agent.

Conversion upon Specified Distributions to Holders of Common Stock or Specified Corporate Transactions

Specified Distributions. If we elect to:

•

distribute to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 calendar days after the date of the distribution, shares of our common stock at a price less than the last reported sale price of a share of our common stock on the day immediately preceding the declaration date for such distribution; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the day immediately preceding the declaration date for such distribution, we must notify the holders of the notes, the trustee and the conversion agent at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place. The “ex-dividend date” is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of our common stock to its buyer. You may not convert any of your notes based on this conversion contingency if you will otherwise participate in the distribution without conversion as if you held the full number of shares underlying your notes.

Specified Corporate Transactions. In addition, (i) in the event of a “fundamental change” (as defined under “—Repurchase at the Option of the Holder upon a Fundamental Change”) or a “make-whole fundamental change” (as defined under “—Conversion Rate Adjustments—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) or (ii) if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets pursuant to which our common stock would be converted into cash, securities or other assets, in the case of (i) and (ii), a holder may surrender notes for conversion at any time beginning on the 35th scheduled trading day prior to the anticipated effective date of such transaction until 5:00 p.m., New York City time, on 30th trading day after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, the business day immediately preceding the repurchase date corresponding to such fundamental change. To the extent practicable, we must notify holders, the trustee and the conversion agent of the anticipated occurrence of such fundamental change, make-whole fundamental change, consolidation, merger, binding share exchange or transfer or lease of all or substantially all our assets no later than 35 scheduled trading days prior to the anticipated effective date of such transaction. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website.

Conversion during the Period Commencing August 1, 2012 to Maturity

Notwithstanding anything herein to the contrary, a holder may surrender the notes for conversion at any time on or after August 1, 2012, until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with all of these requirements is the “conversion date” under the indenture.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If a holder has already delivered a repurchase notice as described under “Repurchase at the Option of the Holder upon a Fundamental Change” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement upon Conversion

We may elect to deliver shares of our common stock, cash or a combination of cash and shares of our common stock in satisfaction of our obligations upon conversion of the notes.

We will from time to time make an election with respect to the method we choose to satisfy our obligation upon conversion, which election shall be effective until we provide notice of an election of a different method of settlement. We initially elect to settle our conversion obligation in shares of our common stock. If we choose to elect a different method of settlement of our conversion obligation in the future, we will provide to all holders of the notes, the trustee and the conversion agent a notice of the newly chosen method of settlement. The newly chosen method of settlement will become effective three business days following the date of such election. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website. We may not elect a different method of settlement on or after the 35th scheduled trading day preceding the maturity date. In addition, we may at any time prior to the 35th scheduled trading day preceding the maturity date irrevocably elect to satisfy our conversion obligation in a combination of cash and shares of our common stock with a fixed cash amount (as defined below) of $1,000 per $1,000 principal amount of the notes (such settlement method being referred to herein as “net share settlement”).

If we choose to satisfy our conversion obligation by delivering a combination of cash and shares of our common stock, we will specify the portion to be satisfied by the delivery of cash as the lesser of (a) a fixed dollar amount and (b) the conversion value (as defined below). Settlement in shares of our common stock only will occur on the third trading day following the final settlement period trading day (as defined below) of the settlement period (as defined below) that would be applicable if settlement were in cash or a combination of cash and shares of our common stock, even if we have chosen to satisfy our conversion obligation solely in shares of our common stock. Settlement in cash and/or shares of our common stock will occur on the third trading day following the final settlement period trading day of the applicable settlement period.

The settlement amount will be computed as follows:

(1)	if we elect to satisfy the entire conversion obligation in common stock only, we will deliver to the holder for each $1,000 principal amount of the notes converted a number of shares of our common stock equal to the conversion rate then in effect (which for these purposes will be the conversion rate in effect on the final settlement period trading day of the settlement period that would be applicable if settlement were in cash or a combination of cash and shares of our common stock);

(2)	if we elect to satisfy the entire conversion obligation in cash only, we will deliver to the holder for each $1,000 principal amount of the notes converted cash in an amount equal to the conversion value;

(3)	if we elect to satisfy the conversion obligation in a combination of cash and common stock, we will deliver to the holder for each $1,000 principal amount of the notes converted:

•

the fixed dollar amount per $1,000 principal amount of the notes of the conversion obligation to be satisfied in cash specified in the notice regarding our chosen method of settlement (the “fixed cash amount”) or, if lower, the conversion value in cash; and

•

a number of shares equal to the sum, for each of the 30 settlement period trading days in the settlement period, of 1/30th of the greater of (i) zero and (ii) (a) the conversion rate then in effect minus (b) the quotient of (x) the fixed cash amount divided by (y) the VWAP of our common stock on that settlement period trading day.

The “settlement period” means the 30 consecutive settlement period trading days:

•

with respect to conversion dates occurring during the period beginning on the 35th scheduled trading day preceding the maturity date, the period beginning on and including the 33rd scheduled trading day immediately preceding the maturity date; and

•	in all other cases, the period beginning on and including the third trading day following the conversion date.

The “conversion value,” for every $1,000 principal amount of a note being converted, means an amount equal to the sum of the daily conversion values for each of the 30 settlement period trading days in the settlement period.

The “daily conversion value” for any settlement period trading day equals 1/30th of:

•	the conversion rate in effect on that settlement period trading day multiplied by

•	the VWAP of our common stock on that settlement period trading day.

The “VWAP” for our common stock means, with respect to any settlement period trading day during the settlement period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page SPF.N <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such settlement period trading day; or if such volume-weighted average price is unavailable, the market value per share of our common stock on such settlement period trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us.

A “settlement period trading day” means a day during which:

•	trading in our common stock generally occurs on the primary U.S. national securities exchange or market on which our common stock is listed or admitted for trading; and

•	there is no settlement period market disruption event:

provided, however, that if our common stock is not traded on any market, then “settlement period trading day” shall mean a day for which the VWAP of our common stock can be obtained.

A “settlement period market disruption event” means:

•	a failure by the primary U.S. national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

•

the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock of an aggregate one half hour period, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Fractional Shares

We will not issue fractional shares of our common stock upon conversion of notes and the number of shares issuable upon conversion will be rounded down to the next lower whole number.

Our Right to Irrevocably Elect Net Share Settlement

We may at any time prior to the 35th scheduled trading day preceding the maturity date irrevocably elect to satisfy our conversion obligation through net share settlement as described above under “—Settlement upon Conversion.” Such irrevocable election would be in our sole discretion without the consent of the holders of the notes. If we make such election, we will provide a notice to all holders of the notes, the trustee and the conversion agent. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held the full number of shares underlying their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	OS’

OS0

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the ex-dividend date for such dividend or distribution or the effective date of such share split or share combination;

CR’ = the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution or the effective date of such share split or share combination;

OS0 = the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the ex-dividend date for such dividend or distribution or the effective date of such share split or share combination; and

OS’ = the number of shares of our common stock outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the opening of business on the ex-dividend date for such dividend or distribution or (y) the effective date of such share split or share combination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the current market price (as defined below) of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	OS0 + X

OS0 + Y

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the ex-dividend date;

CR’ = the conversion rate in effect immediately after the opening of business on the ex-dividend date;

OS0 = the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price

Any adjustment made pursuant to this clause (2) shall become effective immediately after the opening of business on the ex-dividend date for such distribution. In the event that such rights or warrants described in this clause (2) are not so distributed, the conversion rate shall be readjusted to the conversion rate that would then be in effect if the ex-dividend date for such distribution had not occurred. To the extent that such rights or warrants are not exercised prior to their expiration or shares of common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of common stock actually delivered. In determining the aggregate price payable for such shares of common stock, there shall be taken into account any consideration received for such rights or warrants, with the value of such consideration, if other than cash, to be determined by the board of directors.

(3) If we distribute shares of our capital stock, rights to acquire our capital stock, evidences of our indebtedness, or other assets or property of ours to all or substantially all holders of our common stock, excluding

•	any dividends or distributions referred to in clause (1) above;

•	any rights or warrants referred to in clause (2) above;

•	any dividends or distributions referred to in clause (4) below;

•

any dividends and distributions in connection with a reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in a change in the conversion consideration pursuant to the last paragraph in this subsection “Conversion Rate Adjustments;”

•	any spin-off to which the provisions set forth below in this clause (3) shall apply,

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	SP0

SP0 – FMV

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the ex-dividend date;

CR’ = the conversion rate in effect immediately after the opening of business on the ex-dividend date;

SP0 = the current market price; and

FMV = the fair market value (as determined by our board of directors), on the ex-dividend date, of the shares of our capital stock, rights to acquire our capital stock, evidences of our indebtedness, or other assets or property of ours so distributed, expressed as an amount per share of our common stock.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series of, or similar equity interest in, a subsidiary or other business unit of ours, which we refer to as a “spin-off,” that are, or, when issued, will be listed on the New York Stock Exchange, Nasdaq Global Select Market, Nasdaq Global Market, or any other national or regional securities exchange or market, the conversion rate will instead be adjusted based on the following formula:

CR’ = CR0 ×	FMV0 + MP0

MP0

where,

CR0 = the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR’ = the conversion rate in effect immediately after the end of the valuation period;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period commencing on, and including, the effective date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

Any other adjustment made pursuant to this clause (3) shall become effective immediately after the opening of business on the ex-dividend date for such dividend or distribution. In the event that such dividend or distribution described in this clause (3) is not so made, the conversion rate shall be readjusted to be the conversion rate which would then be in effect if such dividend or distribution had not been declared.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	SP0

SP0 – C

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, immediately prior to the ex-dividend date;

CR’ = the conversion rate in effect immediately after the opening of business on the ex-dividend date;

SP0 = the current market price; and

C = the amount in cash per share we distribute to holders of our common stock.

Any adjustment made pursuant to this clause (4) shall become effective immediately after the opening of business on the ex-dividend date for such dividend or distribution. In the event that any distribution described in this clause (4) is not so made, the conversion rate shall be readjusted to be the conversion rate which would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day immediately succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	FMV + (SP’ × OS’)

OS0 × SP’

where,

CR0 = the conversion rate in effect at 5:00 p.m., New York City time, on the expiration date;

CR’ = the conversion rate in effect immediately after the expiration date;

FMV = the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date;

OS’ = the number of shares of our common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration time”); and

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time; and

SP’ = the last reported sale price of our common stock on the trading day immediately succeeding the expiration date.

Any adjustment made pursuant to this clause (5) shall become effective immediately prior to the opening of business on the trading day immediately succeeding the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law, or otherwise, from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be adjusted to be the conversion rate which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (5) to any tender offer or exchange offer would result in a decrease in the conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (5).

For purposes of clauses (2), (3) and (4) above, “current market price” means the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such transaction (in the case of clause (2)) or the ex-dividend date (in all other cases) for the distribution requiring such computation.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, rights to acquire our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except with respect to a spin-off, in cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of our common stock, distributed to stockholders:

•	equals or exceeds the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the record date for such distribution, or

•	such average last reported sale price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $0.25,

rather than being entitled to an adjustment in the conversion rate, the holder of a note will be entitled to receive upon conversion, in addition to shares of common stock, cash or combination of cash and shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution, if any, that such holder would have received if such holder had held the full number of shares of common stock underlying its notes immediately prior to the ex-dividend date for determining the stockholders entitled to receive the distribution.

Notwithstanding the foregoing, we will not make any adjustment if holders may participate in the transaction as a result of holding the notes, without having to convert their notes, as if they held the full number of shares of common stock underlying their notes. In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock, including in connection with satisfaction of our conversion obligation in a combination of cash and shares of our common stock, or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. In addition, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

•	for a change in the par value of the common stock.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a fundamental change or on the 35th scheduled trading day preceding to the maturity date.

In the event of:

•	any reclassification of our common stock; or

•	a consolidation, merger or combination involving us; or

•	a conveyance, transfer, sale, lease or other disposition to another person of all or substantially all of our property and assets,

in which holders of our common stock received cash, securities or other property in exchange for their shares of common stock, the notes will become convertible based on the type and amount of consideration the holders of our common stock received in such reclassification, consolidation, merger, combination, conveyance, transfer, sale, lease or other disposition. In all cases, the provisions above under “Conversion Procedures—Settlement upon Conversion” relating to the satisfaction of the conversion obligation shall continue to apply with respect to the calculation of the settlement amount. For purposes of the foregoing, the type and amount of consideration that a holder of our common stock received in the case of reclassifications, consolidations, mergers, combinations, conveyances, transfers, sales, leases or other dispositions that cause our common stock to be exchanged for more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively made such an election.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If you elect to convert your notes in connection with a make-whole fundamental change (as defined below) during the period beginning on the business day following the effective date of such make-whole fundamental change and ending at 5:00 p.m., New York City time, on the 30th trading day following the effective date of such make-whole fundamental change, the applicable conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such make-whole fundamental change only if such notes are surrendered for conversion at a time when the notes would be convertible in light of the occurrence of a make-whole fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied or no condition to conversion exists.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clause (1), (2) and (4) under the definition of fundamental change as described under “Repurchase at the Option of the Holder upon a Fundamental Change” below, but without regard to the proviso in clause (2) of such definition.

On or before the 15th day after the occurrence of make-whole fundamental change that does not also constitute a fundamental change, we will mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners, as required by applicable law, a notice indicating that a make-whole fundamental change has occurred.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five consecutive trading-day period ending on the trading day preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “Conversion Rate Adjustments.”

The following table sets forth the stock price and the number of additional shares by which the conversion rate shall be increased:

	Stock Price
Effective Date	$7.05	$8.50	$10.00	$12.50	$15.00	$17.50	$20.00	$22.50	$25.00
September 28, 2007	27.5583	21.8343	17.4372	12.9349	10.1928	8.3435	7.0073	5.9936	5.1968
October 1, 2008	27.5583	20.0871	15.6723	11.3663	8.8644	7.2273	6.0655	5.1931	4.5110
October 1, 2009	27.5583	17.9096	13.3916	9.3083	7.1188	5.7599	4.8250	4.1346	3.5992
October 1, 2010	27.5583	15.2119	10.4075	6.5909	4.8386	3.8605	3.2254	2.7685	2.4176
October 1, 2011	27.5583	11.4295	6.0557	2.8151	1.8388	1.4382	1.2076	1.0442	0.9171
October 1, 2012	27.5583	3.5258	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

	Stock Price
Effective Date	$27.50	$30.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00
September 28, 2007	4.5532	4.0224	2.5902	1.7584	1.2256	0.8637	0.6086	0.4245	0.2899
October 1, 2008	3.9614	3.5083	2.2823	1.5637	1.0983	0.7789	0.5517	0.3864	0.2646
October 1, 2009	3.1694	2.8154	1.8546	1.2856	0.9123	0.6524	0.4648	0.3267	0.2238
October 1, 2010	2.1365	1.9048	1.2731	0.8956	0.6448	0.4671	0.3363	0.2378	0.1629
October 1, 2011	0.8140	0.7282	0.4925	0.3511	0.2568	0.1894	0.1389	0.0997	0.0682
October 1, 2012	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year. If the stock price is:

•	greater than $100.00 per share (subject to adjustment), the conversion rate will not be increased; or

•	less than $7.05 per share (subject to adjustment), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 141.8440 per $1,000 principal amount of notes (which number shall equal the quotient obtained by dividing the principal amount per note by the closing sale price of our common stock on the date of this prospectus supplement), subject to adjustments in the same manner as the conversion rate as set forth under “Conversion Rate Adjustments.”

Any conversion that entitles the converting holder to an increase in the conversion rate as described in this section shall be settled as described under “Conversion Procedures—Settlement upon Conversion” above.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Repurchase at the Option of the Holder upon a Fundamental Change

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 or more than 35 business days after the date of our notice of the fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is between a regular record date and the interest payment date to which it relates, in which case the accrued and unpaid interest will be paid to the holders of the notes as of the record date). Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, the Exchange Act, other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of any consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any conveyance, transfer, sale, lease or other disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a fundamental change;

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a majority vote of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

(4) our common stock (or other common stock into which the notes are then convertible) ceases to be quoted or listed for trading on a national securities exchange or market or another established automated over-the-counter trading market in the United States, except as a result of a consolidation or merger to which we are a party or a tender offer or exchange offer for our common stock or other common stock into which the notes are then convertible.

A fundamental change will not be deemed to have occurred, however, if at least 90% of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in the transaction or transactions otherwise constituting the fundamental change consists of shares of common stock quoted or listed for trading on a national securities exchange or market which will be so quoted or listed when issued or exchanged in connection with such transaction or transactions (these securities being referred to as “publicly traded securities”) and as a result of such transaction or transactions the notes become convertible based on such publicly traded securities.

On or before the 15th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	that the notes are eligible to be converted, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture;

•	that a holder must exercise its repurchase right by 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date;

•	that a holder has the right to withdraw any notes tendered for repurchase prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website.

To exercise the repurchase right, you must deliver, by 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of fundamental change repurchase notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•

if your notes are in certificated form, the certificate numbers of your notes to be delivered for repurchase, or if they are not in certificated form, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	if your notes are in the certificated form, the certificate numbers of the withdrawn notes, or if they are not in certificated form, your notice must comply with appropriate DTC procedures;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then

•

the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered or transferred to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under New York law, which governs the indenture and the notes, or under the laws of Delaware, our state of incorporation. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price or our other debt instruments may prohibit the repurchase of the notes. See “Risk Factors” under the caption “We may not be able to repurchase the notes when required by holders upon a fundamental change.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture which may cause a cross-default under our credit facility or other debt instruments, permitting the holders of the debt outstanding thereunder to accelerate such debt. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless:

•

either (a) we are the surviving corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

•	immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture;

•

if as a result of such transaction, the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor person under the notes and the indenture; and

•	we have delivered to the trustee certain certificates and opinions of counsel as required by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the surviving corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, ours, and we shall be discharged from our obligations, under the notes and the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Subordination

Payment of the principal of, premium, if any, and interest on the notes by us and the subsidiary guarantors is subordinated and junior in right of payment to the prior payment in full in cash of all of our and the subsidiary guarantors’ senior indebtedness (as defined below), whether outstanding on the date of this prospectus supplement or thereafter incurred.

“Senior indebtedness” means, at any date, all of our and the subsidiary guarantors’ indebtedness, including principal, premium, if any, and interest (including post-petition interest), fees and other amounts payable in connection with such indebtedness, unless the instrument under which such indebtedness is incurred expressly provides that such indebtedness is not senior or superior in right of payment to the notes (or the subsidiary guarantees, as applicable), and all renewals, extensions, modifications, amendments, restructurings or refinancings thereof. “Senior Indebtedness” shall also include the principal of, premium, if any, interest (including any post-petition interest) on, and all other amounts owing in respect of (1) all monetary obligations of every nature of us or any subsidiary guarantor under, or with respect to, any revolving credit agreement, term loan agreement or other bank credit facility, including without limitation obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof) and (2)

all interest rate agreements (and guarantees thereof); in each case whether outstanding on the date the notes are originally issued pursuant to the indenture or thereafter incurred. Notwithstanding the foregoing, “senior indebtedness” shall not include (a) to the extent that it may constitute indebtedness, any obligation for federal, state, local or other taxes; (b) any indebtedness between us and any of our subsidiaries; (c) to the extent that it may constitute indebtedness, any obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any indebtedness that is incurred in violation of the indenture relating to the existing senior subordinated notes or the incurrence of any indebtedness by us or any subsidiary guarantor that purports to be subordinated to any indebtedness of us or such subsidiary guarantor but that by its terms is not expressly stated to be pari passu with or subordinated to all notes then outstanding; (e) indebtedness evidenced by the existing senior subordinated notes; and (f) to the extent that it may constitute indebtedness, any obligation owing under leases (other than capitalized lease obligations). The notes and subsidiary guarantees are pari passu with the existing senior subordinated notes (and subsidiary guarantees).

No direct or indirect payment by us or on our behalf of principal of, premium, if any, or interest on the notes or to repurchase any of the notes, whether pursuant to the terms of the notes, upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any of our senior indebtedness that has not been cured or waived.

In addition, during the continuance of any non-payment event of default with respect to any designated senior indebtedness (as defined in the indenture) pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the trustee of written notice (a “payment blockage notice”) from us or any holder or holders of such designated senior indebtedness or the trustee or agent acting on behalf of such designated senior indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such designated senior indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such designated senior indebtedness, no direct or indirect payment shall be made by us or on our behalf of principal of, premium, if any, or interest on the notes or to repurchase any of the notes, during a period (a “payment blockage period”) commencing on the date of receipt of such notice by the trustee and ending 179 days thereafter.

Notwithstanding anything in the indenture or the notes to the contrary:

•

in no event shall a payment blockage period extend beyond 179 days from the date the payment blockage notice in respect thereof was given (provided that payment may thereafter be restricted if a payment event of default has occurred);

•	there shall be a period of at least 181 consecutive days in each 360-day period when no payment blockage period is in effect; and

•	not more than one payment blockage period may be commenced with respect to the notes during any period of 360 consecutive days.

No event of default that existed or was continuing on the date of commencement of any payment blockage period with respect to the designated senior indebtedness initiating such payment blockage period may be, or be made, the basis for the commencement of any other payment blockage period by the holder or holders of such designated senior indebtedness or the trustee or agent acting on behalf of such designated senior indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of our assets or securities of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all senior indebtedness shall first be paid in full in cash before the holders of the notes or the trustee on behalf of such holders shall be entitled to receive any payment by us of the principal of or interest on the notes, or any payment by us to acquire any of the notes for cash, property or securities, or any distribution with respect to the notes of any cash, property or securities. Before any payment may be made by us, or on our behalf, of the principal of, premium, if any, or interest on the notes upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of our assets or securities of any kind or character, whether in cash, property or securities (including any payment by holders of indebtedness subordinated to the notes pursuant to subordination provisions governing such indebtedness), to which the holders of the notes or the trustee on their behalf would be entitled, but for the subordination provisions of the indenture, shall be made by us or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other person making such payment or distribution, directly to the holders of the senior indebtedness (pro rata to such holders on the basis of the respective amounts of senior indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such senior indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such senior indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such senior indebtedness.

The subordination provisions of the indenture expressly provide that they do not limit the right of the trustee or the holders of notes to accelerate the maturity of the notes or to pursue any rights or remedies under the Indenture; provided, however, that all senior indebtedness then due and payable shall first be paid in full in cash (and no payment blockage period shall be in effect) before the holders of the notes or the trustee are entitled to receive any direct or indirect payment from us of principal of or interest on the notes.

As a result of the subordination provisions described above, in the event of our bankruptcy, liquidation or reorganization, holders of the notes may recover less ratably than our creditors who are holders of senior indebtedness. The indenture permits us to incur additional senior indebtedness or other indebtedness, subject to certain limitations and conditions. See “Risk Factors—Your right to receive payments under the notes is junior to our and the subsidiary guarantors’ existing and future senior indebtedness, is pari passu with our and the subsidiary guarantors’ other unsecured senior subordinated indebtedness and is effectively junior to the existing and future indebtedness of our subsidiaries that are not subsidiary guarantors.”

Events of Default; Notice and Waiver

Each of the following is an event of default:

•	we fail to pay interest on any note when due and payable and such failure continues for a period of 30 calendar days;

•	we fail to pay principal of any note when due at maturity, upon declaration or otherwise, or we fail to pay the repurchase price, in respect of any notes when due;

•

we fail to satisfy our conversion obligation upon exercise of a holder’s conversion right and such failure continues for a period of five calendar days following the scheduled settlement date for such conversion;

•	we fail to comply with our obligations under “Consolidation, Merger and Sale of Assets;”

•

we fail to provide notice of the anticipated effective date or actual effective date of a fundamental change, or notice of specified corporate transactions as described under “Conversion Rights— Conversion upon Specified Distributions to Holders of Common Stock or Specified Corporate Transactions,” or “Repurchase at the Option of the Holder upon a Fundamental Change” in each case on a timely basis;

•

except as provided below with respect to our failure to comply with our reporting obligations under the indenture, we fail for 60 calendar days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

•

default by us or any subsidiary guarantors in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed (other than non-recourse indebtedness, as defined in the indenture) in excess of $25 million (or its foreign currency equivalent) in the aggregate of ours and/or any subsidiary guarantors, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 calendar days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding of such failure has been received;

•

a final judgment for the payment of $25 million (or its foreign currency equivalent) or more rendered against us or any subsidiary guarantor, which judgment is not fully covered by insurance or not discharged or stayed within 90 calendar days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; or

•	certain events involving our bankruptcy, insolvency or reorganization (the “bankruptcy provisions”).

The trustee may withhold notice to the holders of notes of any default, except a default in payment of principal or any premium or interest with respect to the notes, if the trustee considers it in the interest of the holders of notes to do so.

If certain events involving our bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of notes will become immediately due and payable. If any other event of default has occurred and is continuing with respect to the notes, the trustee or the holders of not less than 25% in principal amount of notes then outstanding may declare the principal of all the notes to be due and payable immediately. However, the holders of a majority in principal amount of the notes then outstanding by written notice to the trustee and to us may waive any event of default with respect to the notes, other than any continuing event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding notes may rescind an acceleration with respect to the notes and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on the notes, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to the notes have been cured or waived.

Notwithstanding the foregoing, at our election, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “—Reports,” will, for the 210 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to (i) 0.25% of the principal amount of the notes for the first 120 days following the occurrence of such event of default and (ii) 0.50% of the principal amount of the notes for the next 90 days after the 120 days following the occurrence of such an event of default. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If we so elect, the additional interest will accrue on all outstanding notes from, and including, the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 210th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 210th day (or earlier, if an event of default relating to the reporting obligations is cured or waived prior to such 210th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights the holders of notes in the event of an occurrence of any other event of default.

In order to elect to pay the additional interest as the sole remedy during the first 210 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default occurs, which will be the 60th day after notice to us of our failure to so comply.

The holders of a majority of the outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to the notes, subject to limitations specified in the indenture.

Defeasance

The provisions of the indenture described in the prospectus under “Description of Securities—Debt Securities—Defeasance” will not apply to the notes.

Transfer and Exchange

A holder will be able to transfer or exchange notes only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of notes or to surrender any right or power conferred by the indenture upon us;

•	evidence the assumption by a successor corporation of our obligations under the indenture and the notes;

•

appoint a successor trustee with respect to the notes and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

•	establish the form or terms of and provide for any series of unissued debt securities including any additional notes;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	cure any ambiguity, omission, defect or inconsistency;

•	secure the notes, provide additional guarantees and release subsidiary guarantees in accordance with the provisions of the indenture;

•	conform the text of the indenture to any provision of this “Description of Notes”; or

•	make any change that does not materially adversely affect the legal rights of any holder of notes.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. In addition, the holders of a majority in principal amount of the notes then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to the notes, other than any continuing event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for the notes.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	make any change that impairs or adversely affects the conversion rights of any notes;

•

reduce the fundamental change repurchase price of any note, change the time at which holders may require any notes to be repurchased in connection with a fundamental change or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•	reduce the principal of or change the fixed maturity of the notes;

•	make any note payable in money other than that stated in the notes;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders;

•

modify the provision confirming that the rights of holders to receive payment of principal and interest with respect to any note, on or after the respective due dates, or to bring suit to enforce such payment on or after such respective dates, shall not be impaired or affected;

•	adversely modify the ranking or priority of the notes; or

•	waive a continuing default in the payment of principal of or interest on the notes.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of notes with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or on a fundamental change repurchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Information Concerning the Trustee

We have appointed The Bank of New York Trust Company, N.A., the trustee under the indenture, as paying agent, conversion agent, bid solicitation agent, notes registrar and custodian for the notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

No Stockholder Rights for Holders of Notes

Holders of the notes, as such, will not have any rights as stockholders of Standard Pacific Corp. (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of ours or any subsidiary guarantor, as such, will have any liability for any of our obligations under the notes, the indenture, any subsidiary guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Reports

We shall deliver to the trustee, within 15 calendar days after we would have been required to file with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports shall be provided within 15 days after the dates on which we would have been required to provide reports had we continued to have been subject to such reporting requirements. We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the settlement period and settlement period trading days, the daily conversion values, if applicable, the settlement amount, the conversion rate of the notes and accrued interest payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Form, Denomination and Registration

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and whole multiples of $1,000.

CONVERTIBLE NOTE HEDGE TRANSACTION

Concurrently with the pricing of the offering of the notes, we expect to enter into the convertible note hedge transaction with respect to our common stock with the hedge counterparty. The convertible note hedge transaction will cover, subject to anti-dilution adjustments, approximately 11,428,570 shares, or 13,142,855 shares as adjusted for the exercise of the over-allotment option, of our common stock. The convertible note hedge transaction is a separate transaction entered into by us with the hedge counterparty and is not part of the terms of the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transaction.

The convertible note hedge transaction is intended to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, at the time of conversion of the notes is greater than the conversion price of the notes. If, however, the market price per share of our common stock, as measured under the convertible note hedge transaction exceeds a cap price specified in the convertible note hedge transaction at the time of conversion of notes, the reduction in potential dilution that we may receive will be limited to the extent of such excess.

For a discussion of the impact of any market or other activities by the hedge counterparty in connection with the convertible note hedge transaction, see “Underwriting” and “Risk Factors—Risks Relating To The Notes And Our Common Stock—The convertible note hedge transaction may affect the value of the notes and our common stock.”

DESCRIPTION OF SHARE LENDING AGREEMENT

Concurrently with this offering of notes, we are offering from time to time up to an aggregate of 7,839,809 shares of our common stock by means of a separate prospectus supplement and accompanying prospectus. The shares will be loaned to an affiliate of Credit Suisse, an underwriter in this offering, which affiliate we refer to as the “share borrower,” pursuant to a share lending agreement. These shares are referred to in this prospectus supplement as the “borrowed shares.”

To facilitate transactions by which investors in the notes may hedge their investments in such notes, we have entered into a share lending agreement, dated September 24, 2007, with the share borrower, under which we have agreed to loan to the share borrower up to 7,839,809 shares of our common stock for a period beginning on the date we entered into the share lending agreement and ending on October 1, 2012, or, if earlier, the date as of which we have notified the share borrower in writing of our intention to terminate the agreement at any time after the entire principal amount of the notes ceases to be outstanding as a result of conversion, repurchase or redemption, or earlier in certain circumstances. We refer to this period as the “loan availability period.”

The share borrower will receive all of the proceeds from the sale of the borrowed shares of common stock pursuant to the share lending agreement, but we will receive a nominal lending fee of $0.01 per share for each share of common stock that we loan pursuant to the share lending agreement.

Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us if this offering of notes is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

•	the share borrower may terminate all or any portion of a loan at any time;

•

we may terminate any or all of the outstanding loans upon a default by the share borrower under the share lending agreement, including certain breaches by the share borrower of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of the share borrower; and

•

the share borrower must return borrowed shares if and to the extent that the number of borrowed shares outstanding exceeds the lesser of (i) the number of shares issuable upon conversion of the notes outstanding, and (ii) the original number of shares available for borrowing less all borrowed shares returned.

Any shares that we loan to the share borrower will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, the share borrower has agreed:

•	not to vote borrowed shares on any matter submitted to the vote of our stockholders;

•	to pay to us an amount equal to cash dividends, if any, that we pay on the borrowed shares; and

•	to pay or deliver to us any other distribution, other than in liquidation or a reorganization in bankruptcy, that we make on the borrowed shares.

Because the share borrower must, on or about October 1, 2012, return to us all borrowed shares (or identical shares or, in certain circumstances, the cash value thereof), we believe that under U.S. generally accepted accounting principles the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. Notwithstanding the foregoing, the shares will nonetheless be issued and outstanding and will be eligible for trading on The New York Stock Exchange.

The share borrower has informed us that it intends to use the short position created by the share loan to facilitate transactions by which investors in the notes may hedge their respective investments in such notes through short sales or privately negotiated transactions. The share borrower will sell the borrowed shares pursuant to our registration statement from time to time. Up to approximately 3,181,962 of the borrowed shares are expected to be offered on a delayed basis for this purpose. We refer to these shares as the “supplemental borrowed shares.” In connection with the sale of these supplemental borrowed shares, the share borrower, or an affiliate, may effect such transactions by selling the shares at various prices from time to time to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the forward counterparties and/or from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the share borrower, or an affiliate, sells these supplemental borrowed shares, it or such affiliate may, in its discretion, purchase at least an equal number of shares of our common stock on the open market. The share borrower and its affiliates may from time to time purchase shares of our common stock in the market and use such shares, including shares purchased in connection with the sale of supplemental borrowed shares, to facilitate transactions by which investors in the notes may hedge their investments in such notes.

The share borrower has also agreed under the share lending agreement that it will not transfer or dispose of any borrowed shares, other than to a subsidiary of the share borrower’s ultimate parent, unless such transfer or disposition is pursuant to a registration statement that is effective under the Securities Act of 1933, as amended.

The existence of the share lending agreement and the short positions established in connection with the sale of the notes could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. See “Risk Factors—Risks Relating To The Notes And Our Common Stock—The effect of the concurrent issuance of our shares of common stock pursuant to the share lending agreement, which issuance is being made to facilitate transactions by which investors in the notes offered hereby may hedge their investments in such notes, may be to lower the market price of our common stock.” However, we have determined that the entry into the share lending agreement is in our best interests as a means to facilitate the offer and sale of the notes pursuant to this prospectus supplement and accompanying prospectus on terms more favorable to us than we could have otherwise obtained.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common Stock

We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may not cumulate votes for the election of directors.

The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding up, after full payment of all liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.

Our certificate of incorporation authorizes our board of directors to issue new series of common stock without stockholder approval. Subject to the Delaware corporation law, our board of directors may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any new series of common stock;

•	fix the qualifications, limitations, or restrictions of any new series of common stock, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of common stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of common stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of common stock if not below the number of shares of such series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our common stock. Although we currently do not intend to do so, our board, without stockholder approval, may issue a new series of common stock with rights that could negatively affect the voting power or other rights of our existing common stockholders.

Our common stock is listed under the symbol “SPF” on the New York Stock Exchange. BNY Mellon Investor Services LLC is the Transfer Agent and Registrar for our common stock.

Preferred Stock

At the date of this prospectus supplement, no shares of our preferred stock are outstanding. Our board of directors may, without stockholder approval, issue up to 10,000,000 shares of preferred stock in one or more series and, subject to Delaware corporation law, may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any series of preferred stock;

•	fix the qualifications, limitations, or restrictions thereof, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of preferred stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of preferred stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of preferred stock if not below the number of shares of the series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Although we currently do not intend to do so, our board may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of our common stockholders, and the board could take that action without stockholder approval.

Effect of New Issuance

If the board were to issue a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of our company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

Stockholders Rights Agreement

In December 2001, we entered into a rights agreement pursuant to which our board of directors declared a dividend of one stock purchase right for each outstanding share of our common stock. The rights agreement was amended and restated on July 24, 2003 to reflect technical amendments necessary to allow us to appoint our new rights agent, BNY Mellon Investor Services LLC. Each share of our common stock issued by us (prior to the expiration of the rights agreement or distribution of the rights), including any shares issued upon conversion of the notes, will have attached a right. In this prospectus supplement, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding voting stock, will initially entitle the holder to purchase one one-hundredth of one share of our Series A Junior

Participating Cumulative preferred stock, at an initial exercise price of $57.50, subject to adjustment. The rights will become exercisable only after a person or group has acquired, or publicly announced an intention to acquire, 15% or more of our outstanding voting stock. Under some circumstances, including the existence of a 15% acquiring person or group, each holder of a right, other than the acquiring person or group, will be entitled to purchase at the right’s then current exercise price, shares of our common stock having a market value equal to two times the exercise price. If we are acquired by another entity after a person or group acquires 15% or more of our voting stock, each holder of a right will be entitled to purchase shares of common stock of the acquiring entity having a market value of two times the right’s then current exercise price. The rights may be redeemed at a price of $0.0005 until the earlier of ten days after a person or group acquires 15% or more of our voting stock or we are acquired. The rights will expire on December 31, 2011, unless earlier redeemed, exchanged or exercisable. The rights do not have voting or dividend rights, and until they become exercisable, do not have a dilutive effect on our earnings.

The terms of the rights are fully described in the amended and restated rights agreement between Mellon Investor Services LLC, as rights agent, and us. Until the rights are distributed or expire, any certificates representing shares of common stock we sell pursuant to this prospectus will contain a notation incorporating the rights agreement by reference. You should refer to the rights agreement for a more detailed description of the terms and provisions of the rights. A copy of the rights agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Our rights may make more difficult or discourage an acquisition of the company that is deemed undesirable by our board of directors by causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except for an acquisition offer conditioned upon the purchase or redemption of our rights.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of Our Certificate of Incorporation

In addition to our rights agreement, provisions of Delaware law and our certificate of incorporation and bylaws may make more difficult the acquisition of the company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:

•

Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination. In addition, our certificate of incorporation requires certain approvals for business combinations with a stockholder that owns or owned, within the three-year period prior to the determination time, 5% or more of our voting stock and certain of such stockholder’s affiliates and associates.

•

Our certificate of incorporation provides that our board of directors is divided into three classes, with staggered three-year terms. In addition, our certificate of incorporation provides that our directors may only be removed for cause upon approval of the stockholders. These provisions make it more difficult for our stockholders to replace our board of directors and for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

•

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting. Special meetings of stockholders may be called only by a majority of the members of our board of directors or by a committee thereof which has been duly provided the power and authority to call such meetings.

•

As discussed above, our certificate of incorporation permits our board of directors to issue a new series of common stock or preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•	Our bylaws provide time limitations on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings.

Additionally, our certificate and bylaws require the affirmative vote of the holders of a majority or more, up to 80%, of the outstanding shares of our voting stock to amend the applicable provisions described above. Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted, as of the date hereof. This summary deals only with notes and shares of our common stock held as capital assets and holders who acquired notes upon their original issuance at the issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Additionally, this summary does not deal with special situations. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•

tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	tax consequences to U.S. holders of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and investors in such entities; or

•	alternative minimum tax consequences, if any.

Finally, this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If a partnership holds our notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or shares of our common stock, you should consult your tax advisor.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of notes or shares of our common stock. “U.S. holder” means a beneficial owner of a note or common stock for U.S. federal income tax purposes that is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Stated Interest

It is expected that the notes will be issued without original issue discount for federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ “ stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender transactions), and certain transactions that constitute a fundamental change. See “Description of the Notes—Conversion Rate Adjustments.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

Although the law is unclear, the Internal Revenue Service (“IRS”) may take the position that a constructive dividend with respect to the notes would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current and accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described below. U.S. holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.

Additional Interest

Our obligation to pay you additional interest upon certain events of default may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” As of the issue date, we believe and intend to take the position that the likelihood that we will make payments of additional interest is remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS would affect the amount and timing of a U.S. holder’s income and would generally cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position. If, contrary to our expectations, we pay additional interest, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Certain Other Dispositions of Notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or certain other dispositions of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (less any accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and the holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. A non-corporate U.S. holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.

Conversion of Notes into Common Stock and/or Cash

Conversion of Notes into our Common Stock. A U.S. holder will not recognize any income, gain or loss with respect to the conversion of notes into our common stock, except with respect to any cash received in lieu of a fractional share of common stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the holder’s tax basis in the note, less the tax basis attributable to any fractional share. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note, less the tax basis attributable to any fractional share.

Conversion of Notes for Cash. A conversion of a note in exchange solely for cash will be treated as a taxable sale or exchange of the note, as described above under “—Sale, Exchange, Redemption or Certain Other Dispositions of Notes.”

Conversion of Notes into a Combination of our Common Stock and Cash. The U.S. federal income tax treatment of a U.S. holder’s conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below. See the discussion under “—Possible Effect of Changes to the Terms of the Notes” regarding consequences of the conversion of the notes into shares of a public acquiror.

Possible treatment as part conversion and part redemption. The conversion of a note into our common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted, less the tax basis attributable to any fractional share. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest, which will be treated in the manner described below) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Although the law on this point is not entirely clear, a holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

Possible treatment as a recapitalization. The conversion of a note into common stock and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of

(A) the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over

(B) the U.S. holder’s tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

Treatment of cash in lieu of a fractional shares. If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share.

Treatment of amounts attributable to accrued interest. Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Possible Effect of Changes to the Terms of the Notes

In certain situations, our obligations under the terms of the notes may be assumed by a third party. Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. In addition, the conversion of the notes for the shares of the third party acquiror may be treated as a taxable event to a holder.

Dividends on the Common Stock

If a U.S. holder converts a note into shares of our common stock and we make a distribution in respect of that stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the U.S. holder’s common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange, Redemption or Certain Other Dispositions of Common Stock

A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption or certain other dispositions of our common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the holders of the notes and our common stock and the IRS amounts paid on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on interest payments made on the notes and dividends paid on the common stock and proceeds from the sale of the common stock or the notes (including a redemption or retirement) at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS by the U.S. holder on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of a note or shares of common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” or “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Stated Interest

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on the notes provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable U.S. Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of that trade or business, and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, the non-U.S. holder (although exempt from the 30% withholding tax, provided the non-U.S. holder complies with certain certification and disclosure requirements discussed in the fifth bullet point above) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. holder. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends on the Common Stock and Constructive Distributions

Any dividends paid with respect to the shares of common stock that are received upon the conversion of the notes (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock

Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of a note or shares of common stock (including a conversion of the note into shares of common stock that is treated as a taxable event, see “Consequences to U.S. Holders—Conversion of Notes into Common Stock and/or Cash”) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” during the applicable statutory period and either (a) our common stock is not regularly traded on a established securities market, or (b) our common stock is regularly traded on an established securities market, and the non-U.S. holder holds notes or common stock with a fair market value on the relevant date of determination that is greater than 5% of the total fair market value of our common stock on such date. We currently qualify, and believe that we will continue to qualify, as a U.S. real property holding corporation.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30%

U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. If income from the sale or exchange of the notes or shares of our common stock is subject to tax based on our status as a “U.S. real property holding corporation,” the non-U.S. holder will be subject to U.S. federal income tax on the net gain in the same manner as a U.S. holder and the transferee of such shares may be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition, unless certain exceptions apply. Any tax withheld may be credited against the United States federal income tax owed by the non-U.S. holder for the year in which the sale or exchange occurs.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of interest and dividends paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder if the non-U.S. holder has provided the statement described above in the fifth bullet point under “—Consequences to Non-U.S. Holders—Stated Interest.” A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note or shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement to be filed as an exhibit relating to this prospectus supplement, we have agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the following respective principal amount of notes:

Underwriter	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$40,000,000
Banc of America Securities LLC	30,000,000
J.P. Morgan Securities Inc.	30,000,000

Total	$100,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased, other than those notes covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults on its purchase obligation, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 13-day option to purchase from us on a pro rata basis up to an additional $15,000,000 principal amount of notes solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the notes initially at the public offering price as set forth on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $18.00 per $1,000 principal amount of notes. After the public offering, the public offering price and concession may change.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Note		Total
	Without Over- Allotment Option	With Over- Allotment Option	Without Over- Allotment Option	With Over- Allotment Option
Underwriting discounts and commissions	$30.00	$30.00	$3,000,000	$3,450,000
Expenses payable by us	$7.50	$6.52	$750,000	$750,000

The underwriters have agreed to reimburse the Company an amount equal to $250,000 for expenses, or $287,500 if the over-allotment option is exercised.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or enter into any such arrangement, without the prior written consent of the underwriters for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions, including such actions relating to the notes and the common stock underlying the notes, the share lending arrangement and the convertible note hedge transaction entered into concurrently with the pricing of the notes, and the issuance of options or shares pursuant to employee stock option or purchase plans.

Our directors and executive officers have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any such arrangement, without, in each case, the prior written consent of the underwriters for a period of 60 days after the date of this prospectus supplement.

The underwriters have also agreed to permit our directors and executive officers who entered into lock-up agreements with the underwriters to (i) transfer any such securities as bona fide gifts or to certain family trusts, (ii) sell shares under existing Rule 10b5-1 trading plans, (iii) establish Rule 10b5-1 trading plans, provided that no securities shall be scheduled for sale thereunder during the lock-up period, (iv) exercise existing stock options, (v) sell shares to us to satisfy certain tax withholding obligations and (vi) sell a specified number of shares of our common stock upon termination of employment.

We and the guarantors of the notes have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the third business day following the date of pricing the notes.

The underwriters and certain of their affiliates have performed investment banking, commercial banking, financial advisory and lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future.

Concurrently with this offering, we are offering from time to time up to an aggregate of 7,839,809 shares of our common stock by means of a separate prospectus supplement and accompanying prospectus. These shares of our common stock will be offered to the public in an offering underwritten by Credit Suisse, an underwriter of this offering of the notes. In addition, we have agreed to loan such shares of common stock to an affiliate of Credit Suisse, which affiliate we refer to as the “share borrower,” pursuant to a share lending agreement described in ‘‘Description of Share Lending Agreement.’’ The share borrower has informed us that it intends to use the short position created by the share loan to facilitate transactions by which investors in the notes may hedge their investments in such notes. See ‘‘Description of Share Lending Agreement.’’ In connection with facilitating those transactions, the share borrower and its affiliates expect to receive customary, negotiated fees from investors.

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform other services for us in the ordinary course of their business.

The underwriters may engage in over-allotment, stabilizing transactions, covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•

Over-allotment transactions involve sales in excess of the offering size, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of notes over-allotted by the underwriters is not greater than the number of notes that they may purchase in the over-allotment option. In a naked short position, the number of notes involved is greater than the number of notes in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing notes in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. If the underwriters sell more notes than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the notes who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase notes until the time, if any, at which a stabilization bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

In connection with the offering of the notes, we expect to enter into the convertible note hedge transaction with the hedge counterparty. The convertible note hedge transaction is intended to reduce the potential dilution upon conversion of the notes. We intend to apply approximately $9.1 million, or $10.5 million as adjusted for the exercise of the over-allotment option, of the net proceeds from the sale of the notes to pay the cost of the convertible note hedge transaction.

In connection with establishing the initial hedge of these transactions, the hedge counterparty or its affiliates expects to enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of the notes.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of the notes from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of the notes (including during any settlement period in respect of any conversion of the notes). The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could impact the price of our common stock and the value of the notes and, as a result, the value of the consideration and the number of shares, if any, that you would receive upon conversion of the notes and, under certain circumstances, your ability to convert the notes.

Affiliates of each of the underwriters are lenders under our revolving credit facility and an affiliate of Banc of America Securities LLC is administrative agent under such facility. Because affiliates of the underwriters are lenders under our revolving credit facility and will receive more than 10% of the net proceeds of this offering upon the repayment of amounts outstanding under our revolving credit facility as described under “Use of Proceeds,” this offering is being conducted in accordance with Rule 2710(h) of the National Association of Securities Dealers, Inc. (“the “NASD”). Credit Suisse is acting as the “qualified independent underwriter,” as defined in Rule 2720(b)(15) of the NASD and is assuming the responsibilities of acting as a qualified independent underwriter in pricing this offering and conducting due diligence.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action - Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in the value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

Any of the issuer’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

We are in compliance with the terms of the indebtedness owed by us to affiliates of each of the underwriters. The decision of the underwriters to distribute the notes was not influenced by their respective affiliates that are our lenders and those affiliates had no involvement in determining whether or when to distribute the notes under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than the underwriting discounts and commission paid by us.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the prospectus and the documents incorporated by reference in them include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts may include forward-looking statements, and the words “anticipate,” “attempt,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “seek,” “will” and similar terms and phrases may identify forward-looking statements.

Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors—many of which are out of our control and difficult to forecast—that may cause actual results to differ materially from those that may be described or implied in the forward-looking statements.

The factors described in this prospectus supplement under the heading “Risk Factors” are among those that may cause actual results to differ materially from the forward-looking statements. Other factors are discussed in our SEC filings, including under the heading “Forward-Looking Statements.” All of our forward-looking statements should be considered in light of these factors.

Except as required by law, we assume no, and hereby disclaim any, obligation to update any forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus supplement. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov.

In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	our Current Reports on Form 8-K filed January 18, 2007, February 2, 2007 (date of report, January 30, 2007), April 26, 2007, May 1, 2007, May 15, 2007 and September 18, 2007;

•

the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

•

the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents that we file with the SEC after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Clay A. Halvorsen, Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion with respect to the validity of the securities offered hereby. Robert K. Montgomery, a partner of Gibson, Dunn & Crutcher LLP, and members of his family hold approximately 50,000 shares of our common stock on the date of this prospectus supplement. Certain legal matters will be passed upon for the underwriters by O’Melveny & Myers LLP, Los Angeles, California and Davis Polk & Wardwell, New York, New York.

P R O S P E C T U S

STANDARD PACIFIC CORP.

Debt Securities

Guarantees of Debt Securities

Preferred Stock

Common Stock

Warrants

This prospectus provides a general description of the following securities that may be offered hereunder from time to time: Standard Pacific Corp.’s debt securities, the full and unconditional guarantee of its obligations under its non-convertible debt securities by certain of its wholly owned subsidiaries, and its preferred stock, common stock and warrants. Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

The common stock of Standard Pacific Corp. is listed on the New York Stock Exchange under the symbol “SPF.”

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in our periodic filings made with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2007.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us” and “our” refer to Standard Pacific Corp., a Delaware corporation, and its predecessors and consolidated subsidiaries.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings in an unlimited amount.

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities of Standard Pacific Corp., which may include guarantees of the debt securities by certain of the direct and indirect subsidiaries of Standard Pacific Corp.;

•	preferred stock of Standard Pacific Corp.;

•	common stock of Standard Pacific Corp.; and

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities of Standard Pacific Corp.

We may sell these securities either separately or in units. We may issue debt securities convertible into shares of our common or preferred stock. The preferred stock issued may also be convertible into shares of our common stock or another series of preferred stock.

This prospectus provides a general description of the securities we may offer hereunder. Each time we sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the public offering price of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any risk factors applicable to the securities that we propose to sell; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

THE COMPANY

We are a leading geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers. We have operations in major metropolitan areas in California, Florida, Arizona, Texas, the Carolinas, Colorado and Nevada and have built homes for more than 93,000 families during our 41-year history.

We embarked upon a successful geographic expansion plan eight years ago and are now operating in six of the top seven states and 16 of the top 25 markets in the country. We currently build and sell homes in the following markets:

Markets	Year Entered
Orange County, California	1966
San Francisco, Oakland, San Jose, Monterey	1972
San Diego, Ventura	1973
Dallas, Fort Worth	1984
Austin	1993
Phoenix	1998
Denver, Fort Collins, San Bernardino/Riverside	2000
Charlotte, Fort Lauderdale, Fort Myers, Miami, Orlando, Palm Beach, Raleigh/Durham, Tampa, Sarasota	2002
Jacksonville, Los Angeles, Sacramento	2003
Tucson	2004
Bakersfield, Central Valley of California, Las Vegas, San Antonio, Chicago (joint venture)	2005

In 2006, the percentages of our home deliveries by state (excluding deliveries by unconsolidated joint ventures) were:

State	Percentage of Deliveries
California	26%
Florida	26
Arizona	15
Texas	19
Carolinas	10
Colorado	4

Total	100%

In addition to our core homebuilding operations, we also provide mortgage financing and title services to our homebuyers through our subsidiaries and joint ventures: Family Lending Services, SPH Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title.

Standard Pacific Corp. was incorporated in the State of Delaware in 1991. Through our predecessors, we commenced our homebuilding operations in 1966. Our principal executive offices are located at 15326 Alton Parkway, Irvine, California 92618. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to Standard Pacific Corp. and its predecessors and subsidiaries.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include the acquisition, development and construction of new residential properties, the acquisition of companies or operations in homebuilding and related businesses, or the repayment of existing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges(1)	2.4x	8.1x	6.8x	5.3x	4.2x

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in costs of sales, (c) interest portion of rent expense, and (d) income from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common Stock

We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may not cumulate votes for the election of directors.

The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding up, after full payment of all liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.

Our certificate of incorporation authorizes our board of directors to issue new series of common stock without stockholder approval. Subject to the Delaware corporation law, our board of directors may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any new series of common stock;

•	fix the qualifications, limitations, or restrictions of any new series of common stock, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of common stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of common stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of common stock if not below the number of shares of such series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our common stock. Although we currently do not intend to do so, our board, without stockholder approval, may issue a new series of common stock with rights that could negatively affect the voting power or other rights of our existing common stockholders.

Our common stock is listed under the symbol “SPF” on the New York Stock Exchange. Mellon Investor Services LLC is the Transfer Agent and Registrar for our common stock.

Preferred Stock

At the date of this prospectus, no shares of our preferred stock are outstanding. Our board of directors may, without stockholder approval, issue up to 10,000,000 shares of preferred stock in one or more series and, subject to Delaware corporation law, may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any series of preferred stock;

•	fix the qualifications, limitations, or restrictions thereof, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of preferred stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of preferred stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of preferred stock if not below the number of shares of the series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Although we currently do not intend to do so, our board may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of our common stockholders, and the board could take that action without stockholder approval.

Effect of New Issuance

If the board were to issue a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of our company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

Stockholders Rights Agreement

In December 2001, we entered into a rights agreement pursuant to which our board of directors declared a dividend of one stock purchase right for each outstanding share of our common stock. The rights agreement was amended and restated on July 24, 2003 to reflect technical amendments necessary to allow us to appoint our new rights agent, Mellon Investor Services LLC. Each share of our common stock issued by us (prior to the expiration of the rights agreement or distribution of the rights), including any shares sold pursuant to this prospectus, will have attached a right. In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding voting stock, will initially entitle the holder to purchase one one-hundredth of one share of our Series A Junior

Participating Cumulative preferred stock, at an initial exercise price of $57.50, subject to adjustment. The rights will become exercisable only after a person or group has acquired, or publicly announced an intention to acquire, 15% or more of our outstanding voting stock. Under some circumstances, including the existence of a 15% acquiring person or group, each holder of a right, other than the acquiring person or group, will be entitled to purchase at the right’s then current exercise price, shares of our common stock having a market value equal to two times the exercise price. If we are acquired by another entity after a person or group acquires 15% or more of our voting stock, each holder of a right will be entitled to purchase shares of common stock of the acquiring entity having a market value of two times the right’s then current exercise price. The rights may be redeemed at a price of $0.0005 until the earlier of ten days after a person or group acquires 15% or more of our voting stock or we are acquired. The rights will expire on December 31, 2011, unless earlier redeemed, exchanged or exercisable. The rights do not have voting or dividend rights, and until they become exercisable, do not have a dilutive effect on our earnings.

The terms of the rights are fully described in the amended and restated rights agreement between Mellon Investor Services LLC, as rights agent, and us. Until the rights are distributed or expire, any certificates representing shares of common stock we sell pursuant to this prospectus will contain a notation incorporating the rights agreement by reference. You should refer to the rights agreement for a more detailed description of the terms and provisions of the rights. A copy of the rights agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Our rights may make more difficult or discourage an acquisition of the company that is deemed undesirable by our board of directors by causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except for an acquisition offer conditioned upon the purchase or redemption of our rights.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of Our Certificate of Incorporation

In addition to our rights agreement, provisions of Delaware law and our certificate of incorporation and bylaws may make more difficult the acquisition of the company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:

•

Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination. In addition, our certificate of incorporation requires certain approvals for business combinations with a stockholder that owns or owned, within the three-year period prior to the determination time, 5% or more of our voting stock and certain of such stockholder’s affiliates and associates.

•

Our certificate of incorporation provides that our board of directors is divided into three classes, with staggered three-year terms. In addition, our certificate of incorporation provides that our directors may only be removed for cause upon approval of the stockholders. These provisions make it more difficult for our stockholders to replace our board of directors and for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

•

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting. Special meetings of stockholders may be called only by a majority of the members of our board of directors or by a committee thereof which has been duly provided the power and authority to call such meetings.

•

As discussed above, our certificate of incorporation permits our board of directors to issue a new series of common stock or preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•	Our bylaws provide time limitations on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings.

Additionally, our certificate and bylaws require the affirmative vote of the holders of a majority or more, up to 80%, of the outstanding shares of our voting stock to amend the applicable provisions described above. Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

DEBT SECURITIES

We may offer senior, senior subordinated or subordinated debt securities pursuant to this prospectus. Senior debt securities will be issued under a senior debt indenture, senior subordinated debt securities under a senior subordinated debt indenture and subordinated debt securities under a subordinated debt indenture. We have filed a senior debt securities indenture, a senior subordinated debt indenture, and the form of a subordinated debt indenture, as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. The debt securities will be issued under the indentures filed, or under new indentures substantially in the form thereof to be entered into with a trustee chosen by us, in each case modified or supplemented to reflect the terms of such debt securities. References to an “indenture” below are references to the senior debt indenture, the senior subordinated debt indenture or the subordinated debt indenture, as applicable, under which a particular debt security is issued. The senior debt indenture, senior subordinated debt indenture and subordinated debt indenture are collectively referred to in this description as the “indentures.” The indentures are governed by the Trust Indenture Act. The indentures may be amended or supplemented from time to time. We will file any new indentures and any supplements or amendments to the indentures as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. You may inspect the indentures and all amendments and supplements thereto at the office of the trustee, or as described under the heading “Where You Can Find More Information.” The prospectus supplement for each series of debt securities will state the name of the trustee for such series.

The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto.

Terms of the Debt Securities

Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indenture does not limit the aggregate amount of debt securities that may be issued under it. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

•	the title of the debt securities, and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable;

•

the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•

the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

•	any restrictions upon our ability to incur additional debt;

•	the denominations in which the debt securities are issuable;

•	the currency or currencies in which principal and interest will be payable, if other than United States dollars;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

•	whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the indenture;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the nature and terms of the security for any secured debt securities;

•	the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

•	the amount of our then outstanding debt, both secured and unsecured, that will rank senior to the debt securities, rank equal to the debt securities, and be subordinated to the debt securities;

•	any right of holders of the debt securities to convert them into our common or preferred stock and the terms of any such conversion; and

•	any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the indenture and this prospectus.

Guarantees

Each prospectus supplement related to the issue of debt securities will also describe any guarantees by our direct and indirect 100 percent owned subsidiaries that may guarantee such debt securities, including the terms of subordination, if any, of any such guarantee. The guarantees will be full and unconditional and joint and several.

The indenture governing our senior debt securities provides that, in the event that any guarantee of a Guarantor constitutes a fraudulent transfer or conveyance, the guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the applicable Guarantor, result in the obligations of such Guarantor under its guarantees not constituting a fraudulent transfer or conveyance.

Any Guarantor may be released as a guarantor, and its guarantee terminated upon certain sales of all or substantially all of its assets (whether by merger or otherwise), if such sale is in compliance with the terms of the indenture, the legal defeasance of the respective series of notes and its guarantees, the designation of such Guarantor as an Unrestricted Subsidiary (as defined in the indenture) in accordance with the terms of the indenture, or as otherwise described in the prospectus supplement.

Events of Default and Remedies

An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default in payment when due of the principal of or any premium on any of the debt securities of that series;

•	our default for 30 days in payment of any installment of interest on any debt security of that series;

•

default by us in the observance or performance of certain covenants in the indenture or applicable supplemental indenture relating to that series and, with respect to certain of those covenants, we have not cured such default within 60 days after we receive notice thereof from the trustee or the holders of at least 25% in principal amount of that series of debt securities then outstanding;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee considers it in the interest of the holders of the series of debt securities to do so.

If certain events involving our bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of our debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all the debt securities of that series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.

Defeasance

The indenture provides that we, at our option, may:

•

terminate all our obligations under any covenant in the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, after which such securities shall be deemed to be not outstanding for the purpose of any direction, waiver, consent or declaration or act of the holders of such debt securities in connection with such covenants, but shall continue to be outstanding for all other purposes under the indenture; and

•

terminate all of our obligations under the indenture as they relate to any particular series of debt securities, except the rights of holders to receive from the trust fund created therefor payment in respect of principal and interest and obligations relating to such defeasance, after which we shall be deemed to have paid and discharged the entire indebtedness represented by such debt securities.

To exercise any such option, we are required, among other things, to:

•

deposit in trust with the trustee, under an irrevocable trust and security agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

•

comply with other conditions, including delivery to the trustee of an opinion of counsel (in the case of the first option in form reasonably satisfactory to the trustee and in the case of the second option to the effect that (1) we have received from, or there has been published by the Internal Revenue Service a ruling, or (2) since the issue date of such series of debt securities there has been a change in the applicable federal income tax law), in each case to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the indenture upon us;

•	evidence the assumption by a successor corporation of our obligations under the indenture and any series of debt securities;

•

appoint a successor trustee with respect to any series of debt securities and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

•	establish the form or terms of any series of unissued debt securities;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	cure any ambiguity, omission, defect or inconsistency;

•	secure the debt securities; or

•	make any change that does not adversely affect the legal rights of any holder of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter any provision with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders;

•

modify the provision confirming that the rights of holders to receive payment of principal and interest with respect to any debt security, on or after the respective due dates, or to bring suit to enforce such payment on or after such respective dates, shall not be impaired or affected;

•	adversely modify the ranking or priority of the debt securities; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Book-Entry, Delivery and Form

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee or such other name as may be requested by DTC. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. Purchases and sales of ownership interests in the debt securities will be accomplished by entries on the books of direct and indirect participants in the DTC system.

Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore so long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole holder of outstanding notes under the indenture. We or the trustee may give effect to any written certification, proxy or other authorization furnished by DTC or its nominee.

A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture.

In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.

Under the indenture, the holder of any global note may grant proxies and otherwise authorize any person, including its participants and persons who may hold interests through DTC participants, to take any action which a holder is entitled to take under the indenture.

Concerning the Trustee

In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, including proceeding to enforce a lien in an event of default, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

WARRANTS

We may issue warrants for the purchase of our debt securities, preferred stock, common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants. Each such prospectus supplement will describe:

•	the title of the warrants;

•	the aggregate number of warrants to be issued and currently outstanding, if any;

•	the price or prices at which the warrants will be issued;

•	the number or principal amount of securities purchasable upon exercise of the warrants and the exercise price of each warrant;

•	the procedures and conditions relating to the exercise of the warrants including:

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the maximum or minimum number of the warrants which may be exercised at any time; and

•	any limitations relating to the exchange and exercise of such warrants;

•

in the case of warrants to purchase our preferred or common stock, any provisions for adjustment of the number or amount of shares of our preferred or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•

in the case of warrants to purchase preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

•

if applicable, the number of warrants issued with each share of our preferred or common stock or debt securities, and the date on and after which the warrants and the related securities will be separately transferable;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of such warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•

in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred or common stock, the right to vote or to receive any payments of dividends on the preferred or common stock purchasable upon exercise.

Certificates for warrants to purchase securities will be exchangeable for new warrant certificates of different denominations to the extent set forth in the prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including the exhibits and schedules, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement for further information about us and these securities.

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov.

In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Current Reports on Form 8-K filed January 18, 2007 and February 2, 2007 (reporting events under Items 5.02 and 9.01);

•

the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

•

the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents that we file with the SEC after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Clay A. Halvorsen, Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2006 and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, our independent registered public accounting firm, as set forth in their reports included therein, and incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given, on the authority of Ernst & Young LLP as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion with respect to the validity of the securities to be offered and sold by this prospectus. Robert K. Montgomery, a partner of Gibson, Dunn & Crutcher LLP, and members of his family hold approximately 30,000 shares of our common stock on the date of this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

STANDARD PACIFIC CORP.